Exhibit 10.5

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EUREKA HUNTER HOLDINGS, LLC

Dated as of March 21, 2012

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (THIS “AGREEMENT”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  ANY TRANSFER OF SUCH UNITS IS SUBJECT TO COMPLIANCE WITH, OR THE AVAILABILITY OF EXEMPTIONS FROM COMPLIANCE WITH, THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, AS WELL AS COMPLIANCE WITH THE TERMS OF THIS AGREEMENT.

THE UNITS REPRESENTED BY THIS AGREEMENT ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

6.3	Reports and Information to Members	26
6.4	Inspection Rights	28
6.5	Cooperation with Certain Activities	28
6.6	Other Tax Matters	29

ARTICLE 7. PREEMPTIVE RIGHTS		29

7.1	Preemptive Rights	29
7.2	Option	30
7.3	Exercise of Options	30
7.4	Closing	30
7.5	Sale to Subject Purchaser	30
7.6	“Excluded Issuances”	31

ARTICLE 8. CAPITAL CONTRIBUTIONS; LIMITED LIABILITY		31

8.1	Tax Treatment of Membership Interest Purchase	31
8.2	No Capital Calls	31
8.3	Loans by Members	31
8.4	Return of Capital	32
8.5	Limited Liability of the Members	32
8.6	No Certificates	32

ARTICLE 9. CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS		32

9.1	Capital Accounts	32
9.2	Allocations of Profits and Losses	33
9.3	Regulatory Allocations	33
9.4	Tax Allocations	34
9.5	Varying Interests	34
9.6	Allocations to Class B Common Units Treated as Outstanding	34
9.7	Treasury Regulations Safe Harbor; Amendments to Allocation Provisions	35

ARTICLE 10. DISTRIBUTIONS		35

10.1	Operating Distributions	35
10.2	Withholding	37
10.3	Distributions in Kind	37
10.4	No Other Distributions	37
10.5	Prohibited Distributions	37
10.6	Tax Distributions	37
10.7	Special Distributions	38

ARTICLE 11. CONVERSION OF PREFERRED UNITS; REDEMPTION RIGHTS; RIGHT TO PURCHASE ADDITIONAL PREFERRED UNITS		38

11.1	Conversion of Preferred Units to Class A Common Units	38
11.2	Redemption of Preferred Units	41
11.3	Right to Purchase Additional Preferred Units	42

ARTICLE 12. TRANSFER OF UNITS		43

12.1	Transfer Restrictions	43
12.2	Right of First Offer	44
12.3	Co-Sale Rights	45

ARTICLE 13. DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS		48

13.1	Dissolution	48
13.2	Winding Up	48
13.3	Distribution of Assets	49
13.4	No Capital Contribution Upon Dissolution	49

ARTICLE 14. AMENDMENTS		50

14.1	Amendments	50

ARTICLE 15. LIMITED LIABILITY; INDEMNIFICATION		50

15.1	Limited Liability of Members; Indemnification of Members by Company	50
15.2	Limited Liability of Directors and Officers; Indemnification of Directors and Officers by Company	51
15.3	Limited Liability of Tax Matters Partner; Indemnification of Tax Matters Partner by Members	52
15.4	General	52
15.5	Non-Exclusivity of Provisions	52
15.6	Survival	53
15.7	Savings Clause	53

ARTICLE 16. REGISTRATION RIGHTS		53

16.1	Definitions	53
16.2	ArcLight Demand Rights	54
16.3	Piggyback Registration Rights	55
16.4	S-3 Registration	57
16.5	Selection of Underwriters	58
16.6	Withdrawal Rights; Expenses	58
16.7	Registration and Qualification	58
16.8	Indemnification and Contribution	60
16.9	Cooperation; Information by Selling Holder	62
16.10	Rule 144 and Rule 145	62
16.11	Lock-Up Agreement	63
16.12	Suspension of Sales	63
16.13	Limitations on Subsequent Registration Rights	63
16.14	Application Regardless of Entity Form	63
16.15	Termination of Registration Rights	63

ARTICLE 17. MISCELLANEOUS		64

17.1	SPVs Generally	64

17.2	Further Assurances	64
17.3	Notices	64
17.4	Counterparts	65
17.5	Jurisdiction	65
17.6	Specific Performance	65
17.7	Governing Law	65
17.8	WAIVER OF TRIAL BY JURY	65
17.9	Partition	65
17.10	Invalidity	65
17.11	Successors and Assigns	66
17.12	Entire Agreement	66
17.13	Exercise of Rights and Remedies	66
17.14	Confidentiality	66
17.15	No Third Party Beneficiaries	67
17.16	Exculpation	67

TABLE OF EXHIBITS

Exhibit A	Initial Board of Directors
Exhibit B	Alternate Directors

TABLE OF SCHEDULES

Schedule A	List of Members, Addresses, Holdings, Commitments, Etc.
Schedule B	Funded Debt

DEFINED TERMS

Section

$1.1
Act	1.1
Adjusted Capital Account	1.1
Affiliate	1.1
Agreement	Preamble
ArcLight Contribution	8.1
ArcLight Directors	4.3(a)(i)
ArcLight Holders	16.1(a)
ArcLight Member	2
ArcLight Permitted Transferee	1.1
Article	1.2(a)
Available Cash	1.1
Baseline Value	3.2(e)
Board	1.1
Board Limit	1.1
Business Day	1.1
Capital Account	1.1
Capital Contribution	1.1
Certificate of Formation	1.1
Change of Control	1.1
Class A Common Unit	1.1
Class A Member	1.1
Class B Common Unit	1.1
Class B Member	1.1
Closing	1.1
Code	1.1
Commission	1.1
Common Units	1.1
Company	15.4(b), Preamble
Company Assets	1.1
Company Securities	16.1(b)
Company Subsidiary	1.1
Continuing Director	1.1
Control	1.1
Conversion Event	11.1(c)
Conversion Formula	11.1(a)
Conversion Price	11.1(c)
Conversion Ratio	11.1(d)(i)
Co-Sale	12.2(a)
Co-Sale Allotment	12.2(a)
Co-Sale Date	12.3(b)
Co-Sale Acceptance Notice	12.3(c)
Co-Sale Notice	12.3(b)
D&O Indemnified Parties	15.2(a)
D&O Indemnified Party	15.2(a)
Damages	15.2(b)
Deemed Fair Value	1.1

v

Demand	16.2
Demand Registration	16.2
Depreciation	1.1
Director	1.1
Dollars	1.1
Effective Date	Preamble
Equity Incentive Plan	1.1
Equity Securities	1.1
Eureka Credit Agreement	1.1
Exchange Act	1.1
Excluded Issuances	7.6
Excluded Securities	7.6
FINRA	16.1(i)
Fiscal Year	1.1
Formation Date	Recitals
Funded Debt	1.1
GAAP	1.1
Gross Asset Value	1.1
hereby	1.2(a)
herein	1.2(a)
hereof	1.2(a)
Holders	16.1(c)
Initial Closing Date	1.1
Initial Preferred Unit Value	1.1
Initiating Members	12.3
IPO Conversion	6.5
IRR Hurdle	1.1
IRS	1.1
Liquidation Preference Amount	1.1
Losses	1.1
Magnum Hunter	Recitals
Magnum Hunter Director	4.3(a)(ii)
Magnum Hunter Holders	16.1(d)
Magnum Hunter Permitted Transferee	1.1
Magnum Hunter Units	1.1
Material Default	1.1
Member Indemnified Parties	15.1(a)
Member Indemnified Party	15.1(a)
Member(s)	1.1
Monthly Operating Report	1.1
New Issuance Closing Date	7.1
New Issuance Notice	7.1
New Securities	7.1
Organizational Document	1.1
Original Agreement	Recitals
Other ArcLight Transferee	1.1
Other Securities	16.1(e)
Percentage Interest	1.1
Performance Goals	1.1
Person	1.1
Piggyback Notice	16.3(a)

PIK Units	1.1
Preemptive Right Holder	7.1
Preemptive Right Holders	7.1
Preferred Member	1.1
Preferred Return	1.1
Preferred Unit	1.1
Profits	1.1
Proportionate Percentage	7.1
Proposed Price	7.1
Proposed Transferee	17.14(a)
Public Offering	1.1
Public Offering IRR Hurdle	1.1
Put Option	11.2(a)
Put Option Notice	11.2(a)
Put Preference Amount	1.1
Qualified Public Offering	1.1
Redemption Date	11.2(a)
Registrable Securities	16.1(f)
Registration Expenses	16.1(g)
Related Person	17.16
Requisite Holders	1.1
Requisite Preferred Holders	1.1
Reserves	1.1
Right to Compete	6.1
ROFR Letter	1.1
S-3 Registration Statement	16.4(a)
Section	1.2(a)
Section 11.1(d)(ii) Existing Conversion Price	11.1(d)(ii)
Securities Act	1.1
Selling Holders	16.1(h)
Series A Quarterly Distribution	10.1(a)(i)
Shortfall	10.6(b)
Specified Number of ArcLight Board Members	1.1
Specified Number of Magnum Hunter Board Members	1.1
SPV	17.1
Tax Distributions	10.6
Tax Matters Partner	6.2
Tax Matters Partner Indemnified Parties	15.3(a)
Tax Matters Partner Indemnified Party	15.3(a)
Transfer	1.1
Transferee	1.1
Transferor	1.1
Transferred	1.1
Transferring	1.1
TransTex	1.1
TransTex Acquisition	1.1
TransTex Units	1.1
Treasury Regulations	1.1
Unit Purchase Agreement	Recitals
Unit Transaction	11.1(d)(ii)
Unit Value	1.1

Units	1.1
Unredeemed Units	11.2(f)
Unvested Distribution Amount	10.1(c)(ii)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EUREKA HUNTER HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, the “Agreement”) of Eureka Hunter Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of March 21, 2012 (the “Effective Date”), by and among each of the Members listed on Schedule A to this Agreement, as such Schedule may be amended from time to time

RECITALS

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on March 19, 2012 (the “Formation Date”).

WHEREAS, on the Formation Date, Magnum Hunter Resources Corporation, a Delaware corporation (“Magnum Hunter”), executed that certain Limited Liability Company Agreement of the Company effective as of March 19, 2012 (the “Original Agreement”).

WHEREAS, on the date hereof, the ArcLight Member, Magnum Hunter and the Company have entered into that certain Series A Convertible Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) pursuant to which the ArcLight Member has purchased and agreed to purchase membership interests in the Company, which initially shall be represented by an aggregate of 3,000,000 Series A Preferred Units.

WHEREAS, in accordance with Section 21 of the Original Agreement, and in connection with the transactions described above, Magnum Hunter, as sole member, desires to amend and restate the Original Agreement in order to delineate the rights and obligations of the Members, and to provide for, among other things, (a) the management of the business and affairs of the Company, (b) the allocation among the Members of the profits and losses of the Company, and (c) the respective rights and obligations of the parties to each other with respect to the Company.

AGREEMENT

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

1.1                               Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other relevant period, after giving effect to the following adjustments:  (i) credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations § 1.704-1(b)(2)(ii)(c), or the penultimate sentence of each of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debit from such Capital Account such Member’s share of the items described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including any affiliated investment funds or any investment funds with a common principal advisor.  In the case of a Person that is an individual, Affiliate of such Person includes such individual’s spouse, lineal descendants, parents and siblings and any Affiliates of any of the foregoing.

“ArcLight Member” means Ridgeline Midstream Holdings, LLC or any Affiliate of ArcLight Capital Partners, LLC.

“ArcLight Permitted Transferee” means any Affiliate of an ArcLight Member or any limited partner of ArcLight Energy Partners Fund V, L.P.

“Available Cash” means, with respect to any period, all Company cash at the end of that period available for distribution to the holders of Units, after (i) payment of all expenses and current liabilities of the Company, (ii) any amounts set aside by the Board for the restoration, increase or creation of reasonable Reserves and (iii) the payment of the Preferred Return.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or permitted by law or executive order to remain closed.

“Capital Account” means the separate capital account established and maintained for each Member in accordance with Section 9.1.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Company by such Member in accordance with Article 8, whether as an initial Capital Contribution or an additional Capital Contribution.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on the Formation Date, as amended from time to time.

“Change of Control” means:

(a)                                 with respect to Magnum Hunter, that during any period of twenty four (24) consecutive months, a majority of the board of directors or other equivalent governing body of Magnum Hunter ceases to be composed of individuals who are Continuing Directors; and

(b)                                 with respect to any other Person, any of the following: (i) any consolidation or merger of such Person with or into one or more entities, sale of any Equity Securities of such Person, or any other transaction or series of transactions (including the issuance of new Equity Securities), whether or not such Person is a party thereto, as a result of which equityholders of such Person immediately prior to such consolidation, merger, sale or transaction and their Affiliates no longer own Equity Securities representing a majority of economic equity interests in or voting power of such Person or other surviving entity (including the right to elect a majority of the entire board of managers or directors of such Person or other surviving entity); or (ii) a sale, lease or other disposition of all or substantially all of the assets of such Person and its subsidiaries on a consolidated basis; provided, however, that solely with respect to the Company, “Change of Control” shall not include any initial Public Offering or bona fide primary or secondary Public Offering as part of or following the occurrence of an initial Public Offering.

“Class A Common Unit” means a Unit representing a membership interest in the Company designated as a Class A Common Unit and having the rights, preferences and designations provided for Class A Common Units herein.

“Class A Member” means any Member holding Class A Common Units.

“Class B Common Unit” means a Unit representing a membership interest in the Company designated as a Class B Common Unit and having the rights, preferences and designations provided for Class B Common Units herein.

“Class B Member” means any Member holding Class B Common Units.

“Closing” shall have that meaning ascribed to such term in the Unit Purchase Agreement.

“Closing Date” shall have that meaning ascribed to such term in the Unit Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Commitment Date” means the date on which the aggregate purchase price paid by the ArcLight Member under the Unit Purchase Agreement with respect to Series A Preferred Units is equal to or exceeds $200,000,000.

“Common Units” means Class A Common Units and/or Class B Common Units, as applicable.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company whether now owned or hereafter acquired, including the Company’s ownership interests in the Company Subsidiaries.

“Company Subsidiary” means, individually, (a) Eureka Hunter Pipeline, LLC, a Delaware limited liability company (“Eureka Hunter Pipeline”), (b) Eureka Hunter Land, LLC, a Delaware limited liability company, (c) immediately following the TransTex Acquisition, Eureka Hunter Acquisition Sub, LLC, a Delaware limited liability company (the “TransTex Acquisition Subsidiary”), and (d) any other Person of which the Company or any Company Subsidiary owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of managers or other similar entity or persons performing similar functions of such other Person, including any Person of which the Company or any Company Subsidiary serves as general partner or managing member, and “Company Subsidiaries” means all of such Persons, collectively.  Following a Qualified MLP Public Offering, the MLP’s general partner (or managing member, if applicable), the MLP and their respective subsidiaries shall be deemed not to be Company Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (iv) all other non-cash charges and adjustments (including stock-based compensation, impairment of asset values, non-cash adjustments to asset retirement obligations and other similar items as from time to time required under GAAP) and (v) all non-recurring expenses (including expenses incurred in connection with acquisitions or dispositions permitted by this Agreement), in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person (together with its subsidiaries), for any period, determined on a consolidated basis in accordance with GAAP, the sum of total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) and, to the extent applicable, the net amount payable (or minus the net amount receivable) with respect to interest rate Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” means, with respect to any Person (together with its subsidiaries), for any period, the net income (or loss) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains or losses attributable to write-ups or write-downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (c) any equity interest of such Person or any of its subsidiaries in the unremitted earnings of any other Person (“Other Party”), (d) any income (or loss) of any Other Party accrued prior to the date it becomes a subsidiary of such Person or is merged into or consolidated with such Person or any of its subsidiaries or the date that such Other Party’s assets are acquired by such Person or any of its subsidiaries and (e) the income of any subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary.

“Continuing Directors” means, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of Magnum Hunter on the first day of such period; (b) whose election or nomination to such board or equivalent governing body was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of such board or equivalent governing body; or (c) whose election or nomination to such board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting, at the time of such election or nomination, at least a majority of such board or equivalent governing body (excluding, in the case of both clauses (b) and (c), any individual whose initial nomination for, or assumption of office as, a member of such board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more members of such board or equivalent governing body by any Person or group, other than a solicitation for the election of one or more members of such board or equivalent governing body by or on behalf of such board of directors or equivalent governing body).

“Contracted Distributions” means the cash distributions (including distributions in respect of the Preferred Return as contemplated by Section 10.1(a)) multiplied by the ratio at the time of distribution of i) the sum of Capital Contributions for Contracted Projects divided by ii) the sum of all Capital Contributions.

“Contracted Project” means either:

(a)                                 with respect to any period following July 1, 2012, any capital expenditures made by the Company in connection with a pipeline expansion project connected to the primary gathering line operated by the Company in West Virginia, provided that such pipeline expansion project is associated with reservation-based gas gathering agreements entered into by the Company, (i) each of which includes a term equal to or greater than ten (10) years, and (ii) which in the aggregate will result in additional revenues to the Company of, together with all revenues realized by the Company under gas gathering agreements in place as of the Effective Date, total $32.0 million per annum beginning with the Fiscal Year beginning January 1, 2014; or

(b)                                 any capital expenditures made by the Company in TransTex Acquisition Subsidiary’s existing lines of business, provided that such capital expenditures (i) exceed, with respect to the Fiscal Year in which such capital expenditures are made, TransTex Acquisition Subsidiary’s Consolidated EBITDA less maintenance capital expenditures for such year, and (ii) are made in connection with TransTex Acquisition Subsidiary’s entering into commercial agreements, each of which (A) includes a minimum term of twenty four (24) months and (B) generates during the applicable term, in the aggregate, additional revenues to TransTex Acquisition Subsidiary of no less than seventy five percent (75%) of the cost of such capital expenditures.

“Contracted Project IRR Hurdle” means the cash amount that, when (a) discounted at an eight percent (8%) annual rate from the present to the Effective Date and (b) taken together with the Contracted Distributions (including distributions in respect of the Preferred Return as contemplated by Section 10.1(a)) that the ArcLight Member has actually received from the Company (or its successor or Affiliate formed in connection with an IPO Conversion), with each such Contracted Distribution discounted at an eight percent (8%) annual rate from the date received to the Effective Date, equals the sum of the Capital Contributions for Contracted Projects made by the ArcLight Member and any of its Affiliates, with each such Capital Contribution discounted at an eight percent (8%) annual rate from the date each such Capital Contribution was made to the Effective Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the avoidance of doubt, a natural person cannot be “controlled by” another Person.

“Deemed Fair Value” means an amount that, if paid for all of the Company’s assets, after reduction for all of the Company’s liabilities, would yield a distribution to an Initiating Member pursuant to Section 13.3(b) equal to the price at which Units are proposed to be sold pursuant to a Co-Sale.

“Depreciation” means, with respect to any Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to a Company Asset for such period; provided, however, that with respect to any Company Asset whose adjusted federal income tax basis differs from its Gross Asset Value at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board; provided further that if the remedial allocation method described in Treasury Regulations § 1.704-3(d) is used to take account of the difference between an asset’s Gross Asset Value and its adjusted tax basis, Depreciation shall be determined in accordance with Treasury Regulations § 1.704-3(d)(2).

“Director” means an individual appointed to and serving on the Board as contemplated by the provisions of Article 4. Each Director shall be deemed a “manager” within the meaning of the Act.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Effective Tax Rate” shall mean the highest combined marginal income tax rate for an individual or corporation (whichever is higher) resident and doing business solely in Texas, utilizing the rates for ordinary income or capital gain depending on the character of the Company’s income and gain.

“Equity Incentive Plan” means any equity incentive, unit or compensation plan, arrangement or agreement of the Company or any Company Subsidiary adopted by the Board or the board of directors of such Company Subsidiary, as applicable.

“Equity Securities” means as to any Person that is a corporation, the shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Estimation Period” shall mean each three-month period ending on the last day of March, May, August and November, respectively.

“Eureka Credit Agreement” means that certain First Lien Credit Agreement, dated as of August 16, 2011, by and among Eureka Hunter Pipeline, the lenders party thereto and SunTrust Bank, as Administrative Agent, as in effect on the Effective Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated by the Commission thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall be the taxable year of the Company for federal income tax purposes as determined by Code Section 706 and the Treasury Regulations thereunder; but upon termination of the Company, “Fiscal Year” means the period from the end of the last preceding Fiscal Year to the date of such termination.

“Funded Debt” of any Person as of any date means with respect to any Person (and including its consolidated Subsidiaries), without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, and (c) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Gas Gathering Agreement” means that certain Amended and Restated Gas Gathering Services Agreement dated as of the date hereof, by and between Triad Hunter, LLC, and Eureka Hunter Pipeline, as amended or replaced from time to time.

“Gross Asset Value” means, with respect to any Company Asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)                                  the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by agreement of the Board and the contributing Member;

(b)                                  the Gross Asset Values of Company Assets shall be adjusted (at the election of the Board) to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, upon the occurrence of any of the events described in Treasury Regulations § 1.704-1(b)(2)(iv)(f)(5) and at such other times as the Board shall reasonably determine necessary or appropriate in order to comply with Treasury Regulations §§ 1.704-1(b) and 1.704-2;

(c)                                   the Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as determined by agreement of the Board and the applicable Member;

(d)                                  the Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board reasonably determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e)                                   if the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such Company Asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 9.2.

“Hedging Transactions” means, with respect to any Person, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Initial Capital Contribution” means the sum of ArcLight’s Initial Purchase and first Subsequent Purchase contributions under Sections 5.2(a) and 5.2(b) of, and as defined in, the Unit Purchase Agreement, anticipated to total approximately $106.5 million.

“Initial Closing Date” has the meaning set forth in the Unit Purchase Agreement.

“Initial Preferred Unit Value” means the quotient obtained by dividing (a) with respect to the period prior to the TransTex Acquisition, (i) the difference between $400.0 million and the amount of indebtedness on the consolidated balance sheet of the Company as of the Initial Closing Date by (ii) the number of Equity Securities of the Company outstanding as of the Initial Closing Date, or (b) with respect to the period following the TransTex Acquisition, (i) the difference between $400.0 million plus the purchase price actually paid in the TransTex Acquisition, which purchase price is expected to equal $58.5 million, and the amount of indebtedness on the consolidated balance sheet of the Company as of the Initial Closing Date by (ii) the number of Equity Securities of the Company outstanding immediately following the TransTex Acquisition, in each case after giving effect to the conversion of the Series A Preferred Units on that date and after adjusting for any unit splits, unit combinations, unit dividends or unit distributions or similar transactions with respect to the Preferred Units, provided that no adjustment shall be made on account of any other dividend or distributions (whether in cash or other property).

“IRR Hurdle” means the cash amount that, when (a) discounted at a twenty percent (20%) annual rate from the present to the Effective Date and (b) taken together with the distributions (including distributions in respect of the Preferred Return as contemplated by Section 10.1(a)) that the ArcLight Member has actually received from the Company (or its successor or Affiliate formed in connection with an IPO Conversion), with each such distribution discounted at a twenty percent (20%) annual rate from the date received to the Effective Date, equals the sum of the aggregate Capital Contributions made by the ArcLight Member and any of its Affiliates, with each such Capital Contribution discounted at a twenty percent (20%) annual rate from the date such Capital Contribution was made to the Effective Date.

“IRS” means the U.S. Internal Revenue Service.

“Leverage Ratio” means the ratio of LTM EBITDA to Funded Debt.

“Liquidation Preference Amount” means the greater of (i) the amount of the IRR Hurdle and (ii) the amount the holders of Preferred Units would receive in a liquidation in the event if all of the outstanding Preferred Units were converted into Class A Common Units immediately prior to such liquidation as described in Section 13.3(c).

“LTM EBITDA” means, with respect to any Person, for any date of determination, the Consolidated EBITDA for such person for the twelve months immediately preceding such date of determination.

“Magnum Hunter” means Magnum Hunter Resources Corporation, a Delaware corporation.

“Magnum Hunter Permitted Transferee” means any Person that, directly or indirectly, is Controlled by Magnum Hunter.

“Magnum Hunter Units” means any Class A Common Units held by Magnum Hunter and its Transferees.

“Material Default” means the occurrence of any of the following:

(i)                                  any material breach or default by the Company or any Company Subsidiary under any material agreement with respect to Funded Debt of the Company that results in the acceleration of repayment of indebtedness under such agreement and the lender(s) in respect thereof have commenced, or have stated an intention to commence, the exercise of remedies under such material agreement;

(ii)                               the failure of the Company to pay the Preferred Return within five Business Days of when such Preferred Return is due;

(iii)                            the taking of any action in Section 4.2(b)(i)-(iv), (vi), (viii), (x), (xi) and (xiv) of this Agreement, or the taking of any material action under any other provision in Section 4.2(b) of this Agreement, in each case without the approval of the Requisite Preferred Holders;

(iv)                           any material breach by Magnum Hunter or any of its Affiliates of their obligations under the Services Agreement or the ROFR Letter, provided that Magnum Hunter or its Affiliates are unable, within thirty (30) days after receipt of notice to the breaching party, to cure such breach or otherwise to put the Company in the same substantive position as it would have been in the absence of such material breach;

(v)                              any material default by Triad Hunter, LLC under the Gas Gathering Agreement (which material default is not cured within twenty (20) Business Days after receipt of notice of such default by Triad Hunter, LLC); or

(vi)                           the failure of Magnum Hunter or the Company to indemnify the ArcLight Member for any Losses (as defined in the Unit Purchase Agreement) as and when required pursuant to the Unit Purchase Agreement, but only to the extent such failure continues for a period of fourteen (14) days following a final, non-appealable determination by a court of competent jurisdiction that such indemnification is owed pursuant to the terms of the Unit Purchase Agreement.

“Members” means those Persons admitted to the Company as members in accordance with this Agreement, and “Member” means any of the foregoing individually.

“MLP” means a limited partnership or limited liability company formed, directly or indirectly, by the Company to undertake a Public Offering as a publicly traded partnership and to which some or all of the assets of the Company or the Company Parties are contributed.

“Monthly Operating Report” means a report detailing the monthly operations of the Company and the applicable Company Subsidiaries, including with respect to each of the following: pipeline construction progress (including actual costs in relation to budgeted costs); pipeline operation and performance

(including throughput volumes by shipper); the Company’s actual operating costs in relation to budgeted costs; environmental, health and safety incidents; and other similar matters of the type typically provided to senior management.

“Organizational Document” means with respect to any Person: (i) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (ii) in the case of a limited partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangement applicable to any of its partnership interests; (iii) in the case of a limited liability company, such Person’s certificate of formation, articles of organization, limited liability company agreement or other document affecting the rights of holders of limited liability company interests; or (iv) in the case of any other legal entity, such Person’s organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

“Percentage Interest” means, with respect to a Member, (i) the total number of Units held by such Member, divided by (ii) the total number of Units held by all Members, provided that for purposes of the foregoing calculation, any outstanding Preferred Units shall be taken into account on an as converted basis; provided further, for purposes of determining any Member’s share of a distribution pursuant to Section 10.1(c) or Section 13.3(b), only Units entitled to participate in such distribution shall be taken into account, giving proper effect to the limitations set forth in Section 10.1(c) on the participation rights of the Class B Common Units.

“Performance Goals” means, with respect to any twelve-month period beginning on or after the third anniversary of the Effective Date, that the product of (i) the Conversion Price and (ii) the number of Preferred Units outstanding is less than fifty percent (50%) of the implied equity value of the Company, which equity value shall be calculated by (a) multiplying (i) the Company’s trailing six-month EBITDA (annualized) as of the date of determination, by (ii) ten and (b) subtracting from such amount the Funded Debt of the Company as of such date of determination.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PIK Units” means any Series A Preferred Units issued in kind as a distribution in respect of outstanding Series A Preferred Units.

“Preferred Member” means any Member holding Preferred Units.

“Preferred Return” means, with respect to a Preferred Unit, a cumulative annual return, expressed in Dollars, on the Initial Preferred Unit Value from the date of the Capital Contribution on which such Preferred Unit was acquired to the date such Preferred Unit is redeemed in accordance with Section 11.2, of (a) initially, eight percent (8.00%) per annum, compounded quarterly, and (b) following the occurrence of an event set forth in the third to last sentence of Section 10.1(a)(i), ten percent (10.00%) per annum, compounded quarterly.

“Preferred Unit” means a Unit representing a membership interest in the Company designated as a Preferred Unit and having the rights, preferences and designations provided for Preferred Units herein. As of the Effective Date, the Company shall have 3,000,000 issued and outstanding Series A Preferred Units, which shall be the only issued and outstanding Preferred Units on the Effective Date.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a)                                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall increase the amount of such income or decrease the amount of such loss;

(b)                                 Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall decrease the amount of such income or increase the amount of such loss;

(c)                                  Gain or loss resulting from any disposition of a Company Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, rather than the adjusted tax basis of such assets;

(d)                                 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation for such period shall be taken into account;

(e)                                  To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(f)                                   If the Gross Asset Value of any Company asset is adjusted in accordance with subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(g)                                  Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 9.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 9.3 hereof will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Public Offering” means a public offering of Equity Securities of the Company or successor to the Company or any Equity Securities of a Company Subsidiary pursuant to an effective registration statement (other than on a Form S-4 or other similar form) filed with, and declared effective by, the Commission under the Securities Act.

“Public Offering IRR Hurdle” means that the sum of (i) cash distributions, including cash distributions in respect of the Preferred Return as contemplated by Section 10.1(a), that the ArcLight Member has actually received from the Company (or its successor or Affiliate formed in connection with an

IPO Conversion) since the Effective Date, plus (ii) the value of the Equity Securities in the Company (or its successor or Affiliate formed in connection with an IPO Conversion) held by the ArcLight Member immediately following a Public Offering, plus (iii) the value of any Equity Securities sold by the ArcLight Member in such Public Offering and any prior Public Offering, each discounted at a twenty percent (20%) annual rate from the date received to the Effective Date equals or exceeds the sum of the aggregate Capital Contributions made by the ArcLight Member and any of its Affiliates, with each such Capital Contribution discounted at a twenty percent (20%) annual rate from the date such Capital Contribution was made to the Effective Date. For purposes of this definition, the value of the Equity Securities sold in or held immediately following a Public Offering shall be determined by reference to the gross proceeds received, after underwriter discounts and offering expenses, of such class of Equity Securities in such Public Offering.

“Put Preference Amount” means the greater of (i) the amount the holders of Preferred Units would receive in a liquidation in the event that all of their outstanding Preferred Units were converted into Class A Common Units immediately prior to such liquidation as described in Section 13.3(c) and (ii) the sum of (A) the Contracted Project IRR Hurdle and (B) the Uncontracted Project IRR Hurdle.

“Qualified MLP Public Offering” means a Public Offering by an MLP that satisfies the definition of “Qualified Public Offering.” For purposes of determining whether the Public Offering IRR Hurdle has been satisfied in any such Public Offering, the ArcLight Member will be deemed to own its pro rata portion of any equity of the MLP owned directly or indirectly by the Company, any incentive distribution rights will be deemed to have no value, and the value of Equity Securities sold in such Public Offering (e.g., common units) and any other classes of equity of the MLP owned directly or indirectly by the Company (e.g., general partner interest and subordinated units) will be valued by reference to the gross proceeds received, after underwriter discounts and offering expenses, in such Public Offering, with no discount for any subordination provisions applicable to such classes.

“Qualified Public Offering” means the first date on which the Company or MLP has completed an underwritten public offering of common Equity Securities of the Company or MLP which would result in aggregate gross proceeds to the Company or MLP of at least $100.0 million (before deduction of underwriters’ discounts and commissions) at a price per unit or shares of such Equity Securities that would result in the satisfaction of the Public Offering IRR Hurdle.

“Quarterly Payment Date” shall mean April 15, June 15, September 15 and December 15, as applicable.

“Requisite Holders” means, at any relevant time, the Preferred Members and Class A Members holding a majority of the Units voting together as a single class on an as converted basis.

“Requisite Preferred Holders” means, at any relevant time, the Preferred Members holding a majority of the Preferred Units voting together as a single class on an as converted basis.

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Board for working capital or to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

“ROFR Letter” has the meaning set forth in the Unit Purchase Agreement.

“Securities Act” has the meaning set forth on the cover page to this Agreement.

“Services Agreement” has the meaning set forth in the Unit Purchase Agreement.

“Transfer” means any direct or indirect transfer, sale, pledge, conveyance, bequest, hypothecation, encumbrance, assignment or other disposition of any assets or securities (whether voluntarily, involuntarily, with or without consideration, by operation of law or otherwise, or whether inter vivos or upon death). The terms “Transferring” and “Transferred” when used as verbs shall have their correlative meanings.

“Transferee” means a transferee of Units with respect to any Transfer.

“Transferor” means a transferor of Units with respect to any Transfer.

“TransTex” means TransTex Gas Services, LP, a Delaware limited partnership.

“TransTex Acquisition” means the acquisition of all or substantially all of the assets of TransTex by the TransTex Acquisition Subsidiary (if such acquisition occurs).

“TransTex Units” means any Class A Common Units held by TransTex and its Transferees following the TransTex Acquisition.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“Uncontracted Distributions” means the cash distributions (including distributions in respect of the Preferred Return as contemplated by Section 10.1(a)) multiplied by the ratio at the time of distribution of i) the sum of the Initial Capital Contribution and all subsequent Capital Contributions for Uncontracted Projects divided by ii) the sum of all Capital Contributions.

“Uncontracted Project” means any project that is not considered a Contracted Project.

“Uncontracted Project IRR Hurdle” means the cash amount that, when (a) discounted at a twenty percent (20%) annual rate from the present to the Effective Date and (b) taken together with the Uncontracted Distributions (including distributions in respect of the Preferred Return as contemplated by Section 10.1(a)) that the ArcLight Member has actually received from the Company (or its successor or Affiliate formed in connection with an IPO Conversion), with each such Uncontracted Distribution discounted at a twenty percent (20%) annual rate from the date received to the Effective Date, equals the sum of the ArcLight Member’s Initial Capital Contribution and all subsequent Capital Contributions for Uncontracted Projects made by the ArcLight Member and any of its Affiliates, with each such Capital Contribution discounted at a twenty percent (20%) annual rate from the date each such Capital Contribution was made to the Effective Date.

“Unit Value” means, with respect to a Unit, the amount that would be distributed with respect to such Unit pursuant to Section 13.3 if the assets of the Company were sold for their Deemed Fair Value and, immediately following the consummation of such hypothetical sale, the Company were dissolved and the amount of the aggregate deemed sale consideration were subsequently applied to repay the Company’s liabilities in accordance with Section 13.3(a) and thereafter distributed to the Members in liquidation of the Company in accordance with Section 13.3(b).

“Units” means the Class A Common Units, the Class B Common Units, the Preferred Units or any other units of the Company issued from time to time in accordance with the terms of this Agreement and each is a “Unit”.

“Voting Securities” means, with respect to any Person, securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of such Person; provided, however, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

1.2                               Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or other subdivision; and (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement;

(b)                                 the terms defined in this Article (or elsewhere herein) include both the plural and the singular;

(c)                                  the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(d)                                 references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(e)                                  references to laws or statutes shall include all regulations promulgated thereunder and references to laws, statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the law, statute or regulation;

(f)                                   the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party;

(g)                                  except as otherwise set forth herein, exhibits, schedules and annexes to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement and shall be included in the definition of “Agreement”;

(h)                                 whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted; and

(i)                                     all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2.

THE COMPANY AND ITS BUSINESS

2.1                               Company Name. The business of the Company shall hereafter be conducted under the name of “Eureka Hunter Holdings, LLC” in the State of Delaware and under such name or such assumed names as the Board deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

2.2                               Term. The term of the Company commenced on the Formation Date and shall continue perpetually, and the Company shall dissolve only as provided in Article 13.

2.3                               Principal Place of Business.  The principal place of business of the Company will be at such location as the Board may designate from time to time, which need not be in the State of Delaware.  The Company may have such other offices as the Board may determine appropriate.

2.4                               Filing of Amendments.  Subject to Section 4.2 and Section 14.1, the Board may execute and file any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act.  Subject to Section 4.2 and Section 14.1, the Board shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board shall deem necessary or advisable.  The Board may authorize and grant other authorized persons the power and authority to act on behalf of the Company in a manner consistent with this Agreement.

2.5                               Purpose; Powers.  The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.6                               Registered Office; Registered Agent.  The name of the Company’s registered agent and address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other location as the Board may from time to time select.

2.7                               Foreign Qualification.  The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the location of its assets and properties or the conduct of its business requires such qualification unless the Board shall determine otherwise.

ARTICLE 3.

MEMBERS

3.1                               Members.  The names of the Members of the Company, their addresses, contact information and number and type of Units held are listed on Schedule A.  Subject to Section 4.2, Article 7 and Section 14.1, if applicable, Schedule A shall be amended from time to time by the Board to reflect the change in any Member’s name, address or contact information, the admission of additional Members, Transfers of Units, or the issuance of Units, in each case, pursuant to, and in accordance with, the terms and conditions of this Agreement.  Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment of this Agreement.

3.2                               Admission of Transferees and New Members; Issuance of Units.

(a)                                 A Person that proposes to acquire or has acquired one or more Units by Transfer from a Member in accordance with Article 12 shall be admitted as a Member only upon (i) such Person’s written acceptance of, and compliance with, all terms and conditions of this Agreement, and delivery of an executed copy of this Agreement to the Secretary of the Company; and (ii) the recording of such Person’s name as a Member on the books and records of the Company.  In addition, such Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Board (or to a designee of the Board to whom such authority has been delegated) (including, any instrument necessary to cause the Transferee to become a Member), as are reasonably requested by the Company in connection with such Transfer.  Upon compliance with all provisions hereof, all other Members agree to execute and deliver such agreements as requested by the Board that are necessary to cause such Transferee to become a Member.

(b)                                 Subject to Article 4, Article 7 and approval by the Board, the Company shall be entitled to issue Units and other Equity Securities, or securities convertible into or exchangeable for Units and other Equity Securities.  Any Person acquiring Units shall be admitted as a Member only upon (i) such Person’s written acceptance of, and compliance with, all terms and conditions of this Agreement, and delivery of an executed copy of this Agreement to the Secretary of the Company; and (ii) the recording of such Person’s name as a Member on the books and records of the Company.

(c)                                  With respect to any Preferred Units issued to the ArcLight Member pursuant to the Unit Purchase Agreement (x) after the completion of the TransTex Acquisition or (y) pursuant to Section 10.1(a) of the LLC Agreement (collectively “New Issuance Units”), each of the following shall occur:

(i)                                  the aggregate number of Magnum Hunter Units shall be reduced by a number of Class A Common Units (the “Magnum Hunter Reduction”) determined as follows: (A) the total number of such New Issuance Units, multiplied by (B) the Conversion Ratio, multiplied by (C) a fraction, the numerator of which is the total number of Magnum Hunter Units as of the time of determination (the “Magnum Hunter Reference Units”) and the denominator of which is the sum of (1) the Magnum Hunter Reference Units and (2) the total number of TransTex Units, if any, as of the time of determination;

(ii)                               the aggregate number of TransTex Units shall be reduced by a number of Class A Common Units (the “TransTex Reduction”) equal to (A) the number of New Issuance Units less (B) the Magnum Hunter Reduction; and

(iii)                            Magnum Hunter, TransTex and each of their respective Transferees shall bear their proportionate share of the Magnum Hunter Reduction or the TransTex Reduction, as applicable, based on their relative respective Percentage Interests as of the time of determination.

(d)                                 The Board shall amend Schedule A hereto to reflect any issuances and any reductions contemplated by this Section 3.2.

(e)                                  Notwithstanding anything to the contrary in this Agreement, Class B Common Units may be issued only pursuant to an Equity Incentive Plan.  Class B Members shall not be entitled to vote or consent with respect to any matters submitted to a vote or requiring consent of the Members, other than on matters that adversely affect such Class B Members as a class in a manner that is disproportionate to the Class A Members as a class and the Preferred Members as a class.  Class B Common Units are intended to be treated for U.S. federal income tax purposes as a profits interest within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and, accordingly, prior to the issuance of any Class B Common Units, the Board will determine, by whatever means or methods it deems appropriate, the fair market value of the aggregate equity of the Company as of the date of the issuance (such value, as increased by any additional Capital Contributions after such issuance, the applicable “Baseline Value”); provided however, that in no event shall the Baseline Value be less than the product of (x) the Initial Preferred Unit Value and (y) the aggregate number of Units then issued and outstanding.  A Class B Common Unit shall be entitled only to share in the appreciation in the fair market value of the aggregate equity in the Company over and above its applicable Baseline Value. Class B Common Units issued at the same Baseline Value shall be treated as one subclass of Class B Common Units. Notwithstanding anything to the contrary contained herein, in addition to any conditions or restrictions on the Class B Common Units contained in this Agreement, the Class B Common Units may also be subject to such other conditions and restrictions (including vesting criteria) as determined by the Board and set forth in an award agreement executed and delivered in connection with any such issuance or grant.  Notwithstanding any provision contained in this Agreement or any award agreement to the contrary, the terms and provisions of this Agreement and any award agreement shall be interpreted consistently with the intention to treat Class B Common Units as profits interests for U.S. federal income tax purposes.  In accordance with IRS Revenue Procedure 2001-43, the Company shall treat the holders of Class B Common Units as partners from the date of grant, whether or not vested, and shall file its IRS Form 1065 and issue the appropriate K-1s to such holder, allocating to such holder its distributive share of income, gain, loss, deduction and credit as if the holder was fully vested in such Class B Common Units.  Each holder of a Class Common B Unit agrees to take into account the holder’s distributive share of income, gain, loss, deduction and credit in computing the holder’s federal income tax liability.  The Company and each Member agree not to claim a deduction in connection with the issuance of Class Common B Units.

(f)                                   Any Class B Member that receives Class B Common Units shall make an election under Code Section 83(b) with respect to the Class B Common Units received under the Equity Incentive Plan, and will deliver to the Company a completed, executed copy of such Section 83(b) election.  The Class B Member agrees to file the election (or to permit the Company to file such election on the Class B Member’s behalf) within 30 days after the issue date of the Class B Common Units hereunder with the IRS Service Center at which such Class B Member files his or her personal income tax returns, and to file a copy of such election with the Class B Member’s federal income tax return for the Member’s taxable year in which the Class B Common Units are issued.

(g)                                  Without limiting the generality of Sections 3.2(b) and (e), and subject to Section 4.2, the Board will establish and implement an Equity Incentive Plan providing for the issuance of up to a number of Class B Common Units representing 10% of the total combined number of Class A Common Units and Class B Common Units (for these purposes including the outstanding Preferred Units on an as converted basis as of the Effective Date) to employees, officers or managers of the Company or Company Subsidiaries.

3.3                               No Resignation of Members. A Member may not resign from the Company; provided, however, that upon a Transfer of all Units held by a Member in accordance with this Agreement, the Member who Transferred all of its Units shall cease to be a Member.

3.4                               Authority; Obligations.

(a)                                 A Member (in its capacity as such) shall not participate in the control or management of the business of the Company, other than, to the extent such Member is so entitled, with respect to the designation of Directors pursuant to Article 4 and as to such other matters with respect to which Member approval is required under this Agreement (including Section 4.2) or applicable law.

(b)                                 Notwithstanding Section 18-402 of the Act, except as expressly authorized in writing by the Board or this Agreement, no Member, nor any officer, employee or agent of any Member, in its capacity as such, shall have the authority or power, directly or indirectly, to act as agent of the Company or any of the Company Subsidiaries for any purpose, or to engage in any transaction, make any commitment, enter into any contract or incur any obligation (whether as principal, surety or agent) in the name of the Company or any of the Company Subsidiaries, or in any other way to bind the Company or any of the Company Subsidiaries or to hold itself out as acting for or on behalf of the Company or any of the Company Subsidiaries.  To the fullest extent permitted by law, any attempted action in contravention of this Section 3.4 shall be null and void ab initio and not binding upon the Company or any of the Company Subsidiaries.  Except as set forth in Section 6.2(b) and Article 15, the Company and the Company Subsidiaries shall not be responsible or liable for any indebtedness or obligation of any Member incurred or arising either before or after the Effective Date.

(c)                                  No Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, any other Member.  No Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date.

ARTICLE 4.

MANAGEMENT; BOARD COMPOSITION; VOTING

4.1                               Management Generally.

(a)                                 Except as otherwise expressly set forth in Section 4.2 or elsewhere in this Agreement that expressly provides for voting or consent rights for any Member, the Board established pursuant to Section 4.3(a) below shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and the Company Subsidiaries, to make all decisions affecting the business and affairs of the Company and the Company Subsidiaries and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the actions of the Company and the Company Subsidiaries.  Except as otherwise expressly set forth in Section 4.2 or elsewhere in this Agreement that expressly provides for voting or consent rights for any Member, the Members shall not have any voting or consent rights with respect to the actions of the Board.  Any action or determination permitted to be taken or made by the Board hereunder or under the Act shall be authorized, taken or made only upon the majority vote of the entire Board.  In furtherance of the foregoing, each of the Members hereby consents to the exercise by the Board of all such powers and rights conferred on the Board by the Act and this Agreement with respect to the management and control of the Company.

4.2                               Required Approval of Members.

(a)                                 Prior to the consummation of any Qualified Public Offering, each of the following actions of the Company or any Company Subsidiary shall require the prior vote or written consent of the Requisite Holders (and the Company shall not, and shall not permit any Company Subsidiary, whether by merger, consolidation, operation of law or otherwise, to do any of the following without the prior vote or written consent of the Requisite Holders):

(i)                                  amending or modifying the rights, preferences, privileges or powers of the Units as set forth in this Agreement;

(ii)                               authorizing, creating or issuing any Equity Securities of the Company, including convertible securities (other than issuances pursuant to any Equity Incentive Plan approved by the Board);

(iii)                            amending or waiving provisions of the Company’s Certificate of Formation or this Agreement that adversely affect the rights, preferences, privileges or powers of the Units;

(iv)                           entering into any equity split, equity subdivision, equity combination, recapitalization or similar transaction applicable to the Units;

(v)                              declaring or paying any distribution to Members other than pursuant to the terms of this Agreement or Section 5.2 of the Unit Purchase Agreement; provided, however, that no such approval shall be required if the amount of the Company’s consolidated cash on hand from operations immediately after paying such distribution is no less than $10.0 million;

(vi)                           entering into any material acquisitions, dispositions or divestitures;

(vii)                        entering any joint ventures or similar collaborations outside the ordinary course of business;

(viii)                     liquidating, dissolving or winding-up the business or affairs of the Company; or

(ix)                           purchasing, repurchasing, retiring or redeeming any Equity Securities of the Company or any Company Subsidiary, except pursuant to Section 11.2.

(b)                                 Prior to the consummation of any Qualified Public Offering, so long as there are any Preferred Units outstanding, each of the following actions of the Company or any Company Subsidiary shall require the prior vote or written consent of the Requisite Preferred Holders (and the Company shall not, and shall not permit any Company Subsidiary, whether by merger, consolidation, operation or law or otherwise, to do any of the following without the prior vote or written consent of the Requisite Preferred Holders):

(i)                                  incurring Funded Debt in excess of that permitted by Schedule B to this Agreement;

(ii)                               altering or changing the powers, rights, preferences or privileges of the Preferred Units;

(iii)                            increasing or decreasing the number of authorized Preferred Units;

(iv)                           issuing Equity Securities having a preference over or on par with the Preferred Units (unless, with respect to any such issuance of Equity Securities having a preference on par with the Preferred Units, such issuance is after the Commitment Date and the Company has complied with the pre-emptive rights provisions set forth in Article 7 in respect thereof);

(v)                              either (A) issuing any Class B Common Units that are not currently reserved for issuance pursuant to the Equity Incentive Plan, or (B) approving or amending the Equity Incentive Plan in any material respect;

(vi)                           undertaking an initial Public Offering that is not a Qualified Public Offering;

(vii)                        redeeming or repurchasing Units, except pursuant to Section 11.2 or pursuant to any Equity Incentive Plan approved by the Board;

(viii)                     amending this Agreement;

(ix)                           restricting the Company’s right to perform under the Unit Purchase Agreement or the other documents delivered in connection therewith;

(x)                              effecting a sale, merger, or voluntary dissolution, liquidation or winding up of the Company (unless, in any such case, the ArcLight Member achieves its IRR Hurdle in connection therewith), or otherwise entering into any transaction that would effect a Change of Control, or filing a petition for receivership or bankruptcy where the Company or any Company Subsidiary is the named debtor;

(xi)                           making any acquisition or disposition of assets of the Company or any Company Subsidiary in which the total transaction value (as reasonably determined by the Board) exceeds (A) $25,000,000, with respect to acquisitions, and (B) $5,000,000, with respect to dispositions (unless such acquisition or disposition is included in a budget of the Company approved by the Board with the consent of the ArcLight Directors;

(xii)                        entering into a new material line of business (except in connection with the TransTex Acquisition) or exiting any of the Company’s lines of business;

(xiii)                     entering into, modifying or waiving the material terms of, terminating, or determining whether to enforce remedies under, any transaction, contract or arrangement with Affiliates of the Company if such transaction, contract or arrangment (A) is material to the Company (including the ROFR Letter, Gas Gathering Agreement and similar such agreements) or (B) is not material to the Company and the terms of which do not reflect those that would have been entered into with an unaffiliated third party on an arm’s length basis;

(xiv)                    declaring or paying any distribution to Members other than pursuant to the terms of this Agreement or Section 5.2 of the Unit Purchase Agreement; provided, however, that no such approval shall be required if the amount of the Company’s consolidated cash on hand from operations immediately after paying such distribution is no less than $10.0 million;

(xv)                       at any time after the Effective Date, hiring or firing the Company’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer; or

(xvi)                    entering into any agreement, commitment or arrangement to do any of the foregoing.

(c)                                  In the event that Magnum Hunter and any Magnum Hunter Permitted Transferees collectively own more than 15% but less than 50% of the Units, each of the actions of the Company or any Company Subsidiary set forth in Section 4.2(a)(i), (iii), (iv), (v) and (viii) shall require the prior vote or written consent of Magnum Hunter (and the Company shall not, and shall not permit any Company Subsidiary, whether by merger, consolidation, operation or law or otherwise, to do any of such actions without the prior vote or written consent of Magnum Hunter).

(d)                                 Notwithstanding anything in this Section 4.2 to the contrary, (x) pursuant to and in accordance with the Unit Purchase Agreement, until the Commitment Date, the ArcLight Member shall have the exclusive first right to fund up to 100% of the Company’s funding requirements; provided, however, that the Company may (1) utilize Funded Debt incurred in accordance with the terms (including, as applicable, with Section 4.2(b)) of this Agreement to fund its obligations under an annual budget of the Company approved by the Board with the consent of the ArcLight Directors or (2) issue Equity Securities having rights, including rights to distribution and rights upon liquidation, junior to the Preferred Units to fund its obligations under an annual budget of the Company as approved by the Board without the consent of the ArcLight Directors, provided that any such issuance shall not be subject to the provisions of Article 7 hereof if the proposed use of proceeds from such issuance is solely to fund capital expenditures, acquisitions and other obligations under such annual budget that was approved without the consent of the ArcLight Directors; (y) if at any time a Material Default has occurred, neither the Company nor any Company Subsidiary shall take any action set forth in Section 4.2(a) (and the Company shall not, and shall not permit any Company Subsidiary, whether by merger, consolidation, operation of law or otherwise, to take any such action) without the prior vote or written consent of the Requisite Preferred Holders; and (z) other than as set forth in clauses (x) and (y) above, no consent from the Requisite Preferred Holders will be required under Section 4.2(b) for any action of the Company or any Company Subsidiary that is included in the initial budget of the Company approved by the Board on the Effective Date or any subsequent annual budget (or amendment or modification thereto) approved by the Board with the consent of the ArcLight Directors; provided, however, that the ArcLight Member shall have no obligation, under the Unit Purchase Agreement or otherwise, to purchase additional Preferred Units or otherwise fund any of the Company’s obligations under any material amendment or modification of a budget of the Company that is approved by the Board without the consent of the ArcLight Directors. For the avoidance of doubt, the initial budget of the Company attached as an exhibit to the Unit Purchase Agreement is hereby deemed to have been approved by the Board with the consent of the ArcLight Directors.

4.3                               Election of Board and Qualification.

(a)                                 Board of Directors.  The number of Directors initially shall be five (5) and shall be elected as follows:

(i)                                  ArcLight Directors.  At any annual or special meeting of the Members called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing Directors to the Board, each of the Members shall vote its Units in a manner necessary to elect and maintain as Directors two (2) members of the Board (as such number may be adjusted pursuant to subsection (b) below, the “ArcLight Directors”), designated by the ArcLight Member and any ArcLight Permitted Transferee, acting together by a majority of the Units held thereby.  The rights of the ArcLight Member under this Section 4.3(a) shall terminate at such time (if ever) the ArcLight Member and all ArcLight Permitted Transferees together own Units representing less than ten percent (10%) of the then issued and outstanding Class A Common Units (determined on an as converted basis for any outstanding Units convertible into Class A Common Units).

(ii)                               Magnum Hunter Directors.  At any annual or special meeting of the Members called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing Directors to the Board, each of the Members shall vote its Units in a manner necessary to elect and maintain as a Director three (3) members of the Board (as such number may be adjusted pursuant to any change in the number of ArcLight Directors pursuant to subsection (b) below, the “Magnum Hunter Directors”), designated by Magnum Hunter and any Magnum Hunter Permitted Transferee, acting together by a majority of the Units held thereby.  The rights of Magnum Hunter Members under this Section 4.3(a) shall terminate at such time (if ever) the Magnum Hunter Members own Units representing less than ten percent (10%) of the then issued and outstanding Class A Common Units (determined on an as converted basis for any outstanding Units convertible into Class A Common Units) or otherwise as provided in Section 11.2(f)(iii).

(iii)                            Alternate Directors.  The ArcLight Member and Magnum Hunter shall each be entitled to designate one or more individuals as alternate directors who shall be entitled to serve as a Director if any ArcLight Director(s) or Magnum Hunter Director(s) are unable to attend a meeting or otherwise vote on matters before the Board.  The initial list of ArcLight Member and Magnum Hunter alternates is set forth on Exhibit B hereto.  The ArcLight Member and Magnum Hunter may each amend its list of alternate directors upon written notice to the other Members.

(b)                                 Increase in Board Size.

(i)                                  If (A) the Company has not satisfied the Performance Goals by the third anniversary of the Effective Date or on any annual anniversary thereafter and (B) on such third or later anniversary date the ArcLight Member and any ArcLight Permitted Transferees collectively own at least ten percent (10%), but less than forty-five percent (45%), of the Units as a single class on an as converted basis, then the number of Directors shall be six (6) and the ArcLight Member and all ArcLight Permitted Transferees, acting together by a majority of the Units held thereby, shall be entitled to designate a total of three (3) ArcLight Directors.

(ii)                               If at any time the ArcLight Member and all ArcLight Permitted Transferees together own Units representing at least forty percent (45%) but less than fifty-five percent (55%) of the then issued and outstanding Class A Common Units (determined on an as converted basis for any outstanding Units convertible into Class A Common Units), then the number of Directors shall be six (6) and the ArcLight Member and all ArcLight Permitted Transferees, acting together by a majority of the Units held thereby, shall be entitled to designate a total of three (3) ArcLight Directors.

(iii)                            If at any time (A) the ArcLight Member and all ArcLight Permitted Transferees together own Units representing at least fifty-five percent (55%) of the then issued and outstanding Class A Common Units (determined on an as converted basis for any outstanding Units convertible into Class A Common Units), or (B) the ArcLight Member exercises its right to purchase additional Preferred Units pursuant to Section 11.3,  then the number of Directors shall be seven (7) and the ArcLight Member and all ArcLight

Permitted Transferees, acting together by a majority of the Units held thereby, shall be entitled to designate a total of four (4) ArcLight Directors.

(iv)                           If the ArcLight Member and all ArcLight Permitted Transferees are entitled to designate any additional ArcLight Directors pursuant to Section 4.3(b)(i), (ii) or (iii), each of the Members, after receiving written notice of the nomination of such additional ArcLight Director(s), shall vote its Units at any special meeting of the Members called, or execute a written consent circulated, for purposes of increasing the number of Directors and electing such additional ArcLight Director(s) to the Board.

(c)                                  Fiduciary Duties.  Subject to Section 6.1, the Directors, in the performance of their duties as Directors or otherwise on behalf of the Company or any Company Subsidiary, and the Members in their capacities as such, shall owe the Company and the other Members only those duties and obligations specifically agreed to by the parties in this Agreement or in any other employment or noncompetition agreement between or among the Company, the Company Subsidiaries and such Director or Member, and to the extent that this Agreement does not impose on such Persons or restricts any duties (including fiduciary duties) otherwise existing at law or in equity, the parties hereto disclaim and waive any reliance on such duties and agree to such restrictions.  The Directors, officers and Members shall not be deemed to owe fiduciary duties to creditors of the Company or Company Subsidiaries.

(d)                                 Compensation of Board Members.  Directors shall not receive any compensation for their services, but shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith, including all travel, lodging and meal expenses in accordance with the relevant Company policies as in effect from time to time.

(e)                                  Resignation.  Any Director may resign at any time by delivering his or her written resignation to the Board, such resignation to specify whether it will be effective at a particular time, upon receipt or at the pleasure of the Board.  If no such specification is made, it shall be deemed effective at the pleasure of the Board.

(f)                                   Removal; Obligations to Vote Units for Removal of Director; Vacancies.  Any party or parties having the right to designate a Director pursuant to Section 4.3(a) shall have the right to remove a Director so designated, by a written notice to the Company.  In the event of the resignation, death, removal or disqualification of a Director, the party that had the right to designate such Director pursuant to Section 4.3(a) shall promptly designate a new Director and, after written notice of the nomination has been given by such party to each of the parties hereto, each Member will vote its Units to elect such designee to the Board.  Notwithstanding anything herein to the contrary, the ArcLight Directors may be removed only with the prior written consent of the ArcLight Member and the Magnum Hunter Directors may be removed only with the prior written consent of Magnum Hunter.

4.4                               Meetings.  The Board shall be entitled to schedule regularly scheduled meetings.  The initial schedule for such meetings will be determined by the initial Board.  Regularly scheduled meetings of the Board may be held at such time, date and place, within or outside the State of Delaware, as the Board may from time to time decide.  Special meetings of the Board may be called, in writing, on at least twenty-four (24) hours’ notice, designating the time, date, place and purpose thereof, by any Director. Directors may participate in meetings of the Board by means of conference telephone or other communications equipment, provided that all Directors participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

4.5                               Notice of Meetings.  Notice of the time, date, purpose and place of all special meetings of the Board shall be given to each Director by the Chairman or the Secretary of the Company, or by any Director.  Notice need not be given to any Director if: (i) action is taken under Section 4.7; (ii) a written waiver of notice is executed before or after the meeting by such Director; or (iii) such Director attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.  A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

4.6                               Quorum; Voting.  At any meeting of the Board, a majority of the entire Board shall constitute a quorum; provided, however, that no quorum shall be deemed to exist unless at least one of the ArcLight Directors and at least one of the Magnum Hunter Directors is present at the meeting.  If there is less than a quorum at any meeting of the Board, such Directors present at the meeting shall adjourn the meeting from time to time and shall cause notice of such adjournment to be delivered to all of the Directors who were absent from the adjourned meeting.  Notwithstanding the foregoing, if none of the ArcLight Directors, on the one hand, or none of the Magnum Hunter Directors, on the other hand, are present for three consecutive meetings for which notice was properly delivered in accordance with Section 4.5, then the presence, in person or by proxy, of three Directors shall constitute a quorum for the next meeting.  Each Director shall have one (1) vote with respect to any matters that come before the Board.  A Director may vote by written proxy executed by that Director and delivered to another Director.  The act of a majority of the Directors of the entire Board taken at a meeting of the Board at which a quorum is present shall be the act of the Board.

4.7                               Action by Consent.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Directors consent thereto in writing and file such writing with the records of the meetings of the Board.  Such consent shall be treated as a vote of the Board.

4.8                               Subsidiary Boards.  Each Company Subsidiary shall be managed by the Company in its capacity as sole member. Alternatively, the Company may elect to cause a Company Subsidiary to be managed by a board of directors.  Any such board of directors shall be comprised of the same persons as the Board, determined in accordance with Section 4.3(a), unless otherwise required by law.

4.9                               D&O Insurance.  As promptly as practicable (and in no event later than sixty (60) days after Closing), the Company shall obtain and maintain managers’ and officers’ liability insurance coverage for the benefit of Directors, authorized persons and officers of the Company and managers and officers of the Company Subsidiaries in customary amounts and on such terms and conditions as are approved by the Board.

4.10                        Committees.  The Board may appoint an executive committee or any other committee or committees for any purpose or purposes to the extent permitted by law, which committee or committees will have such powers as specified in the resolution of appointment; provided that any such committee shall contain not less than one ArcLight Director for so long as the ArcLight Member and any ArcLight Permitted Transferee holds Units representing at least ten percent (10%) of the then issued and outstanding Class A Common Units (determined on an as converted basis for any outstanding Units convertible into Class A Common Units).

ARTICLE 5.

OFFICERS

5.1                               Enumeration.  The officers of the Company shall consist of a chief executive officer and such other officers that the Board may, from time to time, determine.  The chief executive officer appointed as of the Effective Date shall be Gary C. Evans.  Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Formation or this Agreement.

5.2                               Tenure.  Except as otherwise provided by the Act or by this Agreement, each of the officers of the Company shall hold his or her office until his or her successor is elected and qualified or until his or her earlier death, disability, resignation or removal.  Any officer may resign by delivering his or her written resignation to the Company, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event, in which case such officer’s resignation shall be effective as of such time or upon the happening of such event.

5.3                               Removal.  Subject to Section 4.2, the Board may remove any officer with or without cause at any time, subject to the terms of any employment agreement entered into with such officer.

5.4                               Vacancies.  Any vacancy in any office may be filled for the unexpired portion of the term by the Board.

5.5                               Other Powers and Duties.  Subject to this Agreement, each officer of the Company shall have, in addition to any duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his or her office in a Delaware corporation, and such duties and powers as may be delegated from time to time by the Board.

ARTICLE 6.

RIGHTS AND DUTIES OF MEMBERS

6.1                               Corporate Opportunity; Restricted Activities.  Subject to Section 17.14 and any other agreement between a Preferred Member and the Company or its Affiliates, each Preferred Member, its Affiliates and any ArcLight Director may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its business (the “Right to Compete”), and neither the Company nor any other Member or Director will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper.  The Right to Compete of each Preferred Member and its Affiliates does not require notice to, approval from, or other sharing with, any of the other Members or the Company.  The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of a Preferred Member or its Affiliates or any ArcLight Director.  No Preferred Member or its Affiliates will have any obligation to the Company or its other Members with respect to any opportunity to expand the Company’s business, whether geographically or otherwise.  This Section 6.1 shall not apply to any Preferred Member that is an employee of the Company or any Company Subsidiary.

6.2                               Designation of Tax Matters Partner.

(a)                                 Magnum Hunter shall act as the initial “tax matters partner” of the Company, as provided in Code Section 6231 and the Treasury Regulations thereunder (the “Tax Matters Partner”).  Each Member hereby approves of such designation, agrees and acknowledges that the Tax Matters Partner may engage such professional advisors as it may deem appropriate in carrying out its duties as Tax Matters Partner, and agrees to execute such documents as may reasonably be necessary or appropriate to evidence such approval.  The Tax Matters Partner shall have the power to and shall perform the obligations required of a tax matters partner to the extent and in the manner provided by applicable Code Sections and Treasury Regulations.  Without limiting the foregoing, the Tax Matters Partner shall have the right to defend against any proposed adjustment by all appropriate proceedings and, consistent with Code Sections 6221 through 6233, each Member shall allow any proposed adjustment with respect to any “partnership item” (as defined in Code Section 6231(a)(3)) to be handled by the Tax Matters Partner.  Notwithstanding anything in this Section 6.2 to the contrary, (i) in no event shall the Tax Matters Partner enter into any agreement or settle any proceeding that could adversely affect an ArcLight Member in a manner that is disproportionate to the manner in which Magnum Hunter is affected, or (ii) subject to Section 6.5, make any election to treat the Company as an association taxable as a corporation for income tax purposes, in each case without the prior written consent of the ArcLight Member.

(b)                                 The Company shall reimburse the Tax Matters Partner for all reasonable out-of-pocket expenses incurred by the Tax Matters Partner, including reasonable fees of any professionals or attorneys, in carrying out its duties as Tax Matters Partner.

(c)                                  The provisions of this Section 6.2 shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member for the period of time necessary to resolve with the IRS all federal income tax matters relating to the Company.

6.3                               Reports and Information to Members.

(a)                                 Prior to the consummation of a Qualified Public Offering, the Company shall provide to Magnum Hunter and the ArcLight Member, by electronic means or otherwise, the following information:

(i)                                  as soon as practicable, but no later than thirty (30) days, after the end of each calendar month, unaudited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for such month and unaudited consolidated balance sheets of the Company and its consolidated Company Subsidiaries as of the end of such month, together with a comparison of such financial results to the Company’s budget and business plan;

(ii)                               as soon as practicable, but no later than thirty (30) days, after the end of each calendar month, the Monthly Operating Report with respect to such month;

(iii)                            as soon as available, but no later than forty-five (45) days, after the end of each quarter, unaudited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for such quarter (as well as unaudited consolidated statements of income of the Company and its consolidated Company Subsidiaries for the period from the beginning of the Fiscal Year to the end of such quarter) and unaudited consolidated balance sheets of the Company and its consolidated Company Subsidiaries as of the end of such quarter;

(iv)                           as soon as available, but no later than ninety (90) days, after the end of each Fiscal Year commencing with 2012, audited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its consolidated Company Subsidiaries as of the end of such Fiscal Year, and accompanied by the report of the Company’s independent certified public accountants;

(v)                              as soon as practicable, but in any event at least forty-five (45) days, prior to the end of each Fiscal Year, a proposed annual budget (including capital budget and projections prepared in accordance with the standards of the American Institute of Certified Public Accountants) and business plan for the next Fiscal Year, such budget and business plan to be in reasonable detail and showing such budget and business plan on a monthly basis;

(vi)                           prompt notification of defaults under material agreements;

(vii)                        prompt notification of material litigation or material regulatory issues;

(viii)                     copies of all material filings made with the Commission, if any;

(ix)                           prompt notification of any event or development that is material to, or that is reasonably expected to have a material adverse effect on, the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole; and

(x)                              copies of any material reports or notices delivered to or received from (A) any of the Company’s lenders, including any notices delivered pursuant to Section 5.2 of the Eureka Credit Agreement, and (B) with respect to material reports or notices relating to the business of the Company, any equity holder of the Company.

Except as otherwise provided herein and subject to Article 12, upon prior written notice to the Company, the rights under this Section 6.3(a) may be Transferred to any Transferee (together with its Affiliates).

(b)                                 The Company shall send to each Member (i) within seventy five (75) days after the end of each Fiscal Year of the Company (A) a report, including a Schedule K-1, that shall include all necessary information required by each Member for preparation of its federal, state and local income or franchise tax or information returns, including each Member’s distributive share of taxable income or loss and any other items of income, gain, loss and deduction for such Fiscal Year and (B) a copy of the Company’s federal, state and local income tax or information returns for such Fiscal Year; (ii) by December 15 of each Fiscal Year, an estimate of the Company’s taxable income with respect to such Fiscal Year; and (iii) all other information as may be prepared without unreasonable expense or administrative burden and as may be reasonably requested by such Member to enable such Member or the holder of an indirect interest in such Member to comply with its tax reporting obligations.  Each Member shall furnish to the Company all pertinent information relating to such Member that is necessary to enable the Company’s tax returns to be timely prepared and filed.  Each Member shall take reporting positions on their respective income tax returns consistent with the positions determined for the Company by the Board and the

Schedule K-1 issued by the Company to such Member.  Each Member shall be responsible for any and all taxes on the amount of taxable income of the Company allocated to such Member pursuant to this Agreement and shall indemnify the Company for any liability for such Member’s taxes imposed on the Company.

6.4                               Inspection Rights.  The Company shall permit Magnum Hunter, the ArcLight Member and the ArcLight Permitted Transferees, and each of their respective representatives, at such Member’s expense and with prior written notice, to visit and inspect the Company’s properties, to examine its books and accounts and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be convenient to the Company.

6.5                               Cooperation with Certain Activities.  The Members acknowledge that the Board may, in furtherance of a Qualified Public Offering (but not a Public Offering that does not constitute a Qualified Public Offering), based upon tax, market and such other conditions as the Board shall deem appropriate at the time, (i) cause the Company to convert into a corporate form or otherwise undergo a recapitalization effected by means of a merger or otherwise; and/or (ii) require or effect a Transfer of all of the Units, or assets of the Company, to a corporation, limited partnership or limited liability company to be formed for the purpose of conducting the business of the Company, and in connection with such Transfer cause all the Units of the Company to be converted into or exchanged for equity interests of such entity and, if necessary or advisable, to cause the Company to dissolve (either of clause (i) or (ii), an “IPO Conversion”).  Prior to effecting an IPO Conversion, the Board shall consult with Magnum Hunter and the ArcLight Member regarding their tax and structuring considerations relating to any such IPO Conversion and shall use reasonable best efforts acting in good faith to address such tax and structuring considerations in effecting any such IPO Conversion.  By acceptance of its Units in the Company, each Member hereby consents to, and agrees to cooperate fully with, any such actions and/or decisions by the Board made in accordance with this Section 6.5; provided, however, that the foregoing consent and agreement of each Member, and the authority of the Board to undertake the actions described in this Section 6.5, is expressly conditioned upon and subject to (i) any action described in this Section 6.5 having a proportionate effect (but without regard to tax effect) on all Members with respect to their Units (after giving effect to the relative Unit Values of the Units), and (ii) a reasonable determination by the Board made in good faith in consultation with reputable legal and financial advisors that the consummation of a Qualified Public Offering is more likely than not; and provided further, that the foregoing consent and agreement of each Preferred Member, and the authority of the Board to undertake the actions described in this Section 6.5, is expressly conditioned upon and subject to the rights, preferences and privileges of the securities received by the Preferred Members in connection with such conversion, contribution, exchange or transfer, including the rights set forth in Section 4.2, being identical to the rights, preferences and privileges of the Preferred Units set forth in this Agreement unless waived in writing by each Preferred Member; provided that if the Company or its successor or Affiliates issue more than one class of equity securities into which the Units are to be converted or exchanged in connection with the IPO Conversion, each Member will receive a proportionate share of each such class of securities; provided further, that if the Company is converted into a limited partnership in the IPO Conversion, up to twenty-five percent (25%) of the general partner interests in the limited partnership may be set aside for management equity incentives to be issued at or following the initial Qualified Public Offering.  Without limiting the generality of the foregoing, but subject to the preceding provisions of this Section 6.5, each Member hereby agrees to take all actions that the Board reasonably deems necessary or desirable in connection with the foregoing, including executing any necessary or appropriate documents or forms (including a registration rights agreement consistent with the terms set forth in Article 16 and/or a stockholders agreement containing, to the extent then applicable, substantially the same terms as set forth in this Agreement), consenting to amendments to the Agreement to implement the foregoing and converting or exchanging its Units into shares of stock. Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenter’s rights, appraisal rights or other similar rights in connection with such IPO Conversion.

6.6                               Other Tax Matters.  The Company shall cause all U.S. federal, state and local tax returns for the Company to be prepared and timely filed with the appropriate authorities and, subject to Section 6.2, oversee the tax affairs of the Company, provided, however, that the Company shall consider in good faith the interests of each of the Members when preparing and filing any tax return of the Company or otherwise taking any position with respect to taxes (on tax returns, audits, other proceedings or otherwise). Notwithstanding anything else in this Agreement to the contrary, the Company shall not (i) make any election with respect to taxes, (ii) take a position on a tax return or (iii) make any other decision with respect to the reporting of taxes if such election, position or decision with respect to the reporting of taxes could adversely affect an ArcLight Member in a manner that is disproportionate to the manner in which Magnum Hunter is affected (determined independent of the tax characteristics of the ArcLight Member and Magnum Hunter) without the prior written consent of the ArcLight Member, which consent will not be unreasonably withheld, delayed or conditioned.

ARTICLE 7.

PREEMPTIVE RIGHTS

7.1                               Preemptive Rights.  Except for Excluded Issuances and except as provided in this Article 7, if the Company or any Company Subsidiary desires to issue and sell (i) any Equity Securities with rights and privileges equivalent to the Preferred Units or any security convertible into or exchangeable for such Equity Securities (the “Parity Securities”) or (ii) any Equity Securities with rights and privileges junior to the Preferred Units or any security convertible into or exchangeable for such Equity Securities (the “Junior Securities” and, together with the Parity Securities, the “New Securities”) to any Person or Persons (collectively, the “Subject Purchasers”) prior to a Qualified Public Offering (other than issuances consistent with those set forth in Section 4.2(d)(x)(2) hereof), then the Company shall offer such New Securities to each of the Preferred Members and any Members holding Class A Common Units received on a conversion of their Preferred Units (each, a “Preemptive Right Holder” and together, the “Preemptive Right Holders”) by sending written notice (the “New Issuance Notice”) to such Persons at least twenty-five (25) days prior to the issuance and sale of the New Securities.  The New Issuance Notice shall state (i) the number of units or shares of New Securities proposed to be issued and sold and the terms of such New Securities, (ii) the purchase price per unit or share of the New Securities (the “Proposed Price”) and the other terms and conditions of the purchase of such New Securities, (iii) the proposed date on which the New Securities will be sold, which shall be at least thirty (30) days after the receipt of the New Issuance Notice by the Preemptive Rights Holder (the “New Issuance Closing Date”), and (iv) each Preemptive Right Holder’s Proportionate Percentage.  For purposes hereof, each Preemptive Right Holder’s “Proportionate Percentage” means, with respect to any Preemptive Right Holder, the percentage of the New Securities allocated to such Preemptive Right Holder to be determined as follows:

(a)                                 with respect to Parity Securities, by dividing (i) the total number of Class A Common Units then owned by the respective Preemptive Right Holder (including, if applicable, Class A Common Units issuable upon conversion of Preferred Units), by (ii) the total number of Class A Common Units then owned by all Preemptive Rights Holders (including, if applicable, Class A Common Units issuable upon conversion of Preferred Units); and

(b)                                 with respect to Junior Securities, by dividing (i) the total number of Class A Common Units then owned by the respective Preemptive Right Holder (including, if applicable, Class A Common Units issuable upon conversion of Preferred Units), by (ii) the total number of Class A Common Units then outstanding (including, if applicable, Class A Common Units issuable upon conversion of Preferred Units).

The rights of the Preemptive Right Holders under this Article 7 with respect to any proposed issuance of New Securities may be waived in writing by Preemptive Rights Holders owning at least a majority of the Class A Common Units owned by all Preemptive Right Holders (including, as applicable, Class A Common Units issuable upon conversion of Preferred Units).

7.2                               Option.  For a period of twenty (20) days after the receipt of the New Issuance Notice pursuant to Section 7.1, each Preemptive Right Holder shall have the right to purchase any or all of its Proportionate Percentage of each or any class of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice.

7.3                               Exercise of Options.  The right of each Preemptive Right Holder to purchase the New Securities under Section 7.1 shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in Section 7.2, to the Company, which notice shall state the amount of each class of New Securities that such Preemptive Right Holder elects to purchase.  The failure to respond within such 20-day period shall be deemed to be a waiver of such Preemptive Right Holder’s rights under Section 7.2 with respect to such New Securities (but not future issuances).  If less than all of the Preemptive Right Holders elect to purchase their Proportionate Percentage of the New Securities, then the Company will promptly notify in writing the Preemptive Right Holders who do so elect and will offer such Preemptive Right Holders the right to acquire such unsubscribed New Securities.  Each Preemptive Right Holder will have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion of the unsubscribed New Securities.  If such Preemptive Right Holders in the aggregate elect to purchase more unsubscribed New Securities than are available, then the Company will allocate the total of such unsubscribed New Securities among such Preemptive Right Holders in proportion to their respective Proportionate Percentages (to the extent practicable) or as such Preemptive Right Holders otherwise agree.  With respect to any New Securities that are not purchased by the Preemptive Right Holders, Section 7.5 shall apply.

7.4                               Closing.  The closing of the purchase of New Securities subscribed for by the Preemptive Right Holders under this Article 7 shall be held at the principal office of the Company at 11:00 a.m. local time on the New Issuance Closing Date or at such other time and place as the parties to the transaction may agree.  The Company shall make such other representations and warranties, enter into such other agreements and provide such other rights for the benefit of the participating Preemptive Right Holders, in each case on the same terms and conditions as those described in the New Securities Notice or on which the Company shall provide any of such representations and warranties, rights or agreements for the benefit of any Subject Purchaser.  Each Preemptive Right Holder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him, her or it and shall agree to the same terms and conditions, as agreed to by the Subject Purchasers, including, but not limited to, with respect to representations, warranties and covenants.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transaction.  Notwithstanding the foregoing, the rights granted in this Article 7 shall be exercisable only by “accredited investors” as defined under Section 501 of Regulation D of the Securities Act.

7.5                               Sale to Subject Purchaser.  With respect to any New Securities the Preemptive Right Holders do not have an option to purchase pursuant to Section 7.1 or do not elect to purchase pursuant to Section 7.3, the Company or Company Subsidiary may sell to the Subject Purchaser such New Securities on the same terms and conditions to the Subject Purchaser as those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days of the earlier to occur of (a) the waiver by the respective Preemptive Right Holders of their option to purchase such New Securities, to the extent applicable, and (b) the expiration of the 20-day period referred to in Section 7.2.  If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of such New Securities (other than for any Junior Securities the Preemptive Right Holders do not have an option to purchase pursuant to Section 7.1) may be made thereafter by the Company without again offering the same to the Preemptive Right Holders in accordance with this Article 7.

7.6                               “Excluded Issuances” means any issuance of Common Units, or other Equity Securities of the Company convertible or exchangeable into Common Units on a one-for-one basis, (a) to an employee, officer, manager, or consultant of the Company or any of the Company Subsidiaries pursuant to any Equity Incentive Plan, (b) pursuant to an equity split, equity subdivision, equity combination, recapitalization or similar transaction applicable to the Units, as applicable, (c) pursuant to a Qualified Public Offering or Public Offering, (d) pursuant to the conversion of Preferred Units into Class A Common Units, debt securities or any other convertible instruments approved by the Board and, if applicable, the Members, (e) pursuant to the exercise of any option, warrant or other derivative securities issued pursuant to clause (a) above, (f) as consideration for an acquisition, merger or reorganization approved by the Board (including, without limitation, the TransTex Acquisition, if it occurs), and, if applicable, the Members, or (g) in connection with an IPO Conversion.  Equity Securities issued pursuant to Excluded Issuances are sometimes referred to in this Agreement as “Excluded Securities.”

ARTICLE 8.

CAPITAL CONTRIBUTIONS; LIMITED LIABILITY

8.1                               Tax Treatment of Membership Interest Purchase.  Pursuant to the terms of the Unit Purchase Agreement and this Agreement, on the Effective Date, the ArcLight Member acquired 16.6% of the membership interests of the Company for an initial Capital Contribution of $60.0 million (the “ArcLight Contribution”).  The Company and the Members hereby agree that the initial Gross Asset Value of the Company Assets on the Effective Date (taking into account the ArcLight Contribution) is $400.0 million. For federal income tax purposes, the Members agree to report the transactions described in this Section 8.1 and in Section 10.7 as follows:  (i) the ArcLight Contribution shall be reported as a contribution to the Company in exchange for Preferred Units in the Company, and a contribution of the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC (subject to the liabilities of Eureka Hunter Pipeline and Eureka Hunter Land, LLC) shall be reported as a contribution by Magnum Hunter to the Company in exchange for Class A Common Units, all in accordance with the provisions of Section 721 of the Code; and (ii) to the extent permitted by applicable law, the distributions provided in Section 10.7 hereof shall be reported as a reimbursement by the Company of Magnum Hunter’s capital expenditures with respect to the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC in accordance with the provisions of Treasury Regulation Section 1.707-4(d) and the liabilities of the Company Subsidiaries shall be treated as qualified liabilities as that term is defined in Treasury Regulation Section 1.707-5(a)(6).  The Gross Asset Value of the Company Assets on the Effective Date shall be allocated among the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC in a manner reasonably determined by the Board.

8.2                               No Capital Calls.  Notwithstanding any other provision of this Agreement, other than the initial Capital Contribution referred to in Section 8.1 and pursuant to and in accordance with the terms of the Unit Purchase Agreement, no Member shall be required to make any Capital Contribution to the Company without such Member’s express written consent.

8.3                               Loans by Members.  No Member will be required to make loans to the Company by virtue of being a Member in the Company.  Loans may be made by any Member to the Company and will not be considered Capital Contributions.  The amount of any such loan will be a debt due from the Company to such lending Member, and will be made upon such terms and conditions and bearing interest at such rates as shall be approved by the Board.

8.4                               Return of Capital.  Except as otherwise provided in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of any of its Capital Contributions or Capital Account.  Furthermore, in no circumstances is any Member entitled to receive any Company Assets (other than cash, if any) in return for its Capital Contribution.

8.5                               Limited Liability of the Members.  Except to the extent specifically provided in this Agreement or the Act, or as a result of liability arising by reason of a breach of this Agreement by such Member, no Member shall be bound by, nor be liable for (contingently, personally or otherwise), the expenses, liabilities, indebtedness, losses or obligations of the Company or of any other Member, solely by reason of being a Member, and in any event the liability of each Member shall be limited as described in Section 15.1; provided, however, that the Company may seek specific performance of the provisions of this Agreement.  No Member shall be liable for the Capital Contribution of, the return of the Capital Contribution of, or any distribution to, any other Member.

8.6                               No Certificates.  Unless the Board determines otherwise, the Company will not issue certificates representing the Units.

ARTICLE 9.

CAPITAL ACCOUNTS, PROFITS
AND LOSSES AND ALLOCATIONS

9.1                               Capital Accounts.

(a)                                 The Company shall maintain a Capital Account for each Member on the Company’s books and records in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s).  At any time, each Member’s Capital Account shall be equal to (i) such Member’s Capital Contributions, plus (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 9.3, plus (iii) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member, minus (iv) the amount of cash and the Gross Asset Value of any Company asset other than cash distributed to such Member, minus (v) such Member’s allocable share of Losses and any other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 9.3, and minus (vi) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.  The Company shall follow the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Company are revalued or any Series A Preferred Units are converted pursuant to Article 11.

(b)                                 In determining the amount of any liability for purposes of Section 9.1(a) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(c)                                  If any Member Transfers all or a portion of its Units in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent such Capital Account relates to the Transferred Units.

(d)                                 Upon the exercise of a non-compensatory option (within the meaning of Proposed Treasury Regulations Section 1.721-2(d), as the same may be finalized), including the conversion of Series A Preferred Units into Common Units pursuant to Article 11, the adjustments and allocations required by the Proposed Treasury Regulations relating to non-compensatory options (as the same may be finalized), including Proposed Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2) and (s) (as the same may be finalized) and Proposed Regulations Section 1.704-1(b)(4)(ix) (as the same may be finalized), shall be made.

(e)                                  This Section 9.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations §§ 1.704-1(b) and 1.704-2 and shall be interpreted and applied consistently therewith.  In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any credits or debits thereto, are computed in order to comply with such Treasury Regulations, the Board may make such modification provided such modification is consistent with the economic arrangements of the Members and does not and is not likely to have an effect on the amounts distributable to any Member.

9.2                               Allocations of Profits and Losses.  After giving effect to the special allocations set forth in Section 9.3, Profits and Losses and individual items thereof to the extent necessary for any Fiscal Year or other relevant period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member immediately after such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 13.3(b)(ii)-(iii) (as modified by Section 13.3(c)) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 13.3(b)(ii)-(iii) (as modified by Section 13.3(c)) immediately after such allocation.  The foregoing allocations shall be made as if all interests held by all Class B Members were fully vested.

9.3                               Regulatory Allocations.  Notwithstanding the provisions of Section 9.2:

(a)                                 In order to comply with Treasury Regulations §§ 1.704-1(b) and 1.704-2, the minimum gain chargeback requirements in Treasury Regulations §§ 1.704-2(f) and 1.704-2(i)(4) are hereby incorporated in this Agreement.  In addition, notwithstanding anything else in this Article 9, (i) deductions associated with Company nonrecourse liabilities described in Treasury Regulations § 1.704-2(c), and any “excess non-recourse liabilities” (as defined in Treasury Regulation Section 1.753-3), shall be allocated in accordance with Percentage Interests, and (ii) deductions associated with Member nonrecourse liabilities described in Treasury Regulations § 1.704-2(i)(1) shall be allocated to the Member or Members who bear the economic risk of loss with respect to the Member nonrecourse liability to which such deductions are attributable, in accordance with Treasury Regulations § 1.704-2(i).

(b)                                 If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes such Member to have an Adjusted Capital Account deficit, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account deficits) in an amount and manner sufficient to eliminate the deficit balances in such Members’ Capital Accounts that are in excess of such Members’ respective Adjusted Capital Account deficits, as quickly as possible.  It is intended that this Section 9.3(b) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(d).  The allocations provided in this Section 9.3(b) shall be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided in this Section 9.3 have been tentatively made as if this Section 9.3(b)(i) was not in this Agreement.

(c)                                  If the allocation of Losses (or items of loss or deduction) to a Member as provided in Section 9.2 hereof would create or increase an Adjusted Capital Account deficit, there shall be allocated to such Member only that amount of Losses (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit.  The Losses (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 9.3(c).

(d)                                 To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

9.4                               Tax Allocations.  To the maximum extent possible, except as otherwise provided in this Section 9.4, all items of Company income, gain, loss and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Sections 9.2 and 9.3.  Tax items with respect to Company property that has a Gross Asset Value that varies from its federal income tax basis in the hands of the contributing Member immediately preceding the contribution shall be allocated among the Members for federal income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Company similarly shall account for any variation between the adjusted basis and the Gross Asset Value of any Company Asset following a revaluation of the Company Assets as provided in this Agreement.  The Company shall account for such variations under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board in its sole discretion, provided that the Company shall account for any variations between the Gross Asset Value and federal income tax basis of any property contributed or deemed contributed by Magnum Hunter in the initial contribution of the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC described in Section 8.1 using the remedial method.  Allocations pursuant to this Section 9.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

9.5                               Varying Interests.  For purposes of determining the Profits, Losses and any other items of income, gain, loss and deduction allocable to any Member for any period, Profits, Losses and any such other items will be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder

9.6                               Allocations to Class B Common Units Treated as Outstanding.  All allocations of Profits and Losses under Article 9 shall be made by treating all outstanding Class B Common Units (whether or not vested) as outstanding interests in the Company in compliance with the requirements of Section 4.01 of IRS Revenue Procedure 2001-43 and any subsequently promulgated authorities.

9.7                               Treasury Regulations Safe Harbor; Amendments to Allocation Provisions.  Each Member authorizes the Board to elect to apply the safe harbor set forth in proposed Treasury Regulation Section 1.83-3(l) (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest) if such proposed Treasury Regulation or a similar Treasury Regulation is promulgated as a final or temporary Treasury Regulation.  If the Board determines that the Company should make such election, the Board is hereby authorized to amend this Agreement without the consent of any Member to amend this Agreement to provide that (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all interests in the Company transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Treasury Regulations for such election to be effective until such time (if any) as the Board determines, in its discretion, that the Company should terminate such election.  Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that it will be legally bound by any such amendment.

ARTICLE 10.

DISTRIBUTIONS

10.1                        Operating Distributions.

(a)                                 Distributions in Respect of Preferred Units.

(i)                                  Commencing with the quarter ending on March 31, 2012, the Preferred Members shall be entitled to receive distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Equity Securities of the Company pursuant to Sections 10.1(b), 10.1(c) or 10.6, in an amount equal to the Preferred Return on all outstanding Preferred Units. For the quarter ending March 31, 2012, the Series A Quarterly Distribution shall be prorated when appropriate to reflect the number of days in the quarter during which any particular Preferred Units were outstanding.  Distributions shall be paid quarterly within thirty (30) days after the end of each quarter.  For the quarter ending March 31, 2012 through and including the quarter ending March 31, 2013, the Board may elect to pay up to 75% of any Series A Quarterly Distribution in the form of PIK Units.  For the quarter ending June 30, 2013 through and including the quarter ending March 31, 2014, the Board may elect to pay up to 50% of any Series A Quarterly Distribution in the form of PIK Units.  For the avoidance of doubt, for any quarter ending after March 31, 2014, the Series A Quarterly Distribution shall be paid solely in cash.  The number of PIK Units to be issued in connection with any Series A Quarterly Distribution to be paid in PIK Units shall be the product of the Preferred Return with respect to such quarter multiplied by the number of Series A Preferred Units then issued and outstanding multiplied by the percentage of the Series A Quarterly Distribution to be paid in PIK Units, with such product then being divided by the Initial Preferred Unit Value.  Cash will be paid in lieu of any fractional PIK Units, with the value of the fractional PIK Unit determined by reference to the Initial Preferred Unit Value. Unless otherwise expressly provided, references in this Agreement to Preferred Units shall include all PIK Units outstanding as of the date of such determination.  If, in violation of this Agreement, the Company fails to pay in full any Series A Quarterly Distribution when due, then the Preferred Return shall thereafter be determined as set forth in clause (b) of the definition of “Preferred Return.”  Nothing in this Section 10.1(a)(i) shall alter the right of the Preferred Members to enforce this Agreement to compel the Company to distribute any unpaid PIK Units.  The issuance of the PIK Units pursuant to this Section 10.1(a)(i) shall be deemed to have been made on the first day of the quarter following the quarter in respect of which such payment of PIK Units was due.

(ii)                               Notwithstanding anything in this Section 10.1(a) to the contrary, with respect to Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable record date for the distribution.

(iii)                            For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Company for federal income tax purposes, and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Company.  Any distribution in respect of a Preferred Unit pursuant to Section 10.1(a)(i) or Section 13.3(b)(i), whether payable in cash or in PIK Units or some combination thereof, shall be payable without regard to the Company’s income and will be treated as a guaranteed payment pursuant to Section 707(c) of the Code.  Accordingly, any distribution of a PIK Unit received by a holder in respect of Series A Preferred Units pursuant to Section 10.1(a)(i) or Section 13.3(b)(i) shall be treated as if such holder first received a guaranteed payment in cash equal to the portion of the Series A Quarterly Distribution being paid in PIK Units and then purchased a Series A Preferred Unit from the Company for such amount of cash.

(b)                                 Subject to Section 4.2 (including the requisite approval of the Requisite Preferred Holders), Section 10.1(c), Section 10.6  and Article 13 (with respect to liquidating distributions or a Change of Control), and following the distribution of Series A Quarterly Distributions pursuant to Section 10.1(a), at such times as is determined by the Board with the consent of the ArcLight Directors, Available Cash may be distributed by the Company to the Members in proportion to their respective Percentage Interests.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, the following provisions shall apply with respect to any Class B Common Unit(s) granted to a Person under any Equity Incentive Plan:

(i)                                  No Class B Common Unit shall participate in any distributions under Section 10.1(b) or Section 13.3(b) until the cumulative amount distributed pursuant to Section 10.1(b) and/or Section 13.3(b) with respect to other Units is equal to the Baseline Value of the Class B Common Unit.

(ii)                               Notwithstanding the foregoing provisions of this Section 10.1, unless otherwise provided in the applicable Equity Incentive Plan, any amount distributable to a Class B Member pursuant to this Section 10.1 with respect to a Class B Common Unit that has not yet vested pursuant to the terms of the applicable Equity Incentive Plan (an “Unvested Distribution Amount”) shall not be paid over to such Class B Member until such Class B Common Unit vests in accordance with the applicable Equity Incentive Plan.  All Unvested Distribution Amounts shall be held by the Company in a segregated account until released to the applicable Class B Member in accordance with the terms of this

Agreement and the applicable Equity Incentive Plan.  If any Class B Common Unit is forfeited or cancelled prior to vesting, any Unvested Distribution Amounts held by the Company with respect to such Class B Common Unit shall be forfeited and returned to the general accounts of the Company.

(iii)                            The Board shall have the discretion to make any determinations required under this Section 10.1(c), including as to the Baseline Value and the extent to which a Class B Common Unit is entitled to participate in distributions pursuant to Section 10.1(b) in order to achieve the objectives of Section 3.2(b).  The Board may amend this Section 10.1(c) upon the issuance of any subclass of Class B Common Units to reflect the respective rights of such subclass of Class B Common Units hereunder.

(iv)                           The holder of each such Class B Common Unit, whether or not vested, shall be treated as a partner of the Company for U.S. federal income tax purposes with respect to such Unit.

10.2                        Withholding.  The Company is authorized to deduct and withhold from any and all distributions to a Member and to pay over to the appropriate governmental authority, or to pay with respect to any and all allocations to a Member (including, but not limited to, allocations of effectively connected income within the meaning of the Code), any amounts required to be withheld or paid pursuant to the Code (including pursuant to Code Section 1446) or the provisions of any state, local or foreign tax law.  Any amounts so paid to the appropriate governmental authority shall be treated as, and shall be credited against, distributions otherwise to be made to such Member.

10.3                        Distributions in Kind.  No Member shall have any right to demand and receive property other than cash as provided in this Agreement.  The Board may determine to make an in-kind distribution of Company property to the Members, and such Company property shall be distributed to the Members in accordance with this Article 10 and Article 13, based on the fair market value of such property (and for the avoidance of doubt, each Member shall have the right to participate in such in-kind distribution).

10.4                        No Other Distributions.  Except as set forth in this Article 10 or Article 13, no Member shall have the right to demand or receive any distribution or other return on capital in respect of its Units or Capital Contributions.

10.5                        Prohibited Distributions.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to make any distribution or payment in respect of an interest in the Company if such distribution or payment would violate the Act or any other applicable law.

10.6                        Tax Distributions.

(a)                                 Subject to applicable law and any applicable credit agreements, the Board shall cause the Company to make quarterly distributions (“Tax Distributions”) out of Available Cash to the Members for the purpose of enabling them (or their beneficial owners) to pay federal, state and local taxes on their respective distributive shares of the aggregate net taxable income of the Company (net of previously unrecouped tax losses to the extent such tax losses are of a character that would permit deduction against income for the Fiscal Year). Tax Distributions shall be made with respect to each Estimation Period on or before the applicable Quarterly Payment Date. Subject to Section 10.6(b), on each Quarterly Payment Date, the amount of Tax Distributions made to each Member shall be an amount equal to the product of the estimated or actual cumulative amount of net taxable income of the Company for the Fiscal Year allocable to such member for the Fiscal Year and the Effective Tax Rate; provided, however, that in determining the net taxable income allocated to such member, Magnum Hunter shall not take into account any income or gain allocable to Magnum Hunter under Section 704(c) of the Code

(b)                                 The amount of Tax Distributions made in any fiscal quarter will be reduced to take into account any distributions previously made during such Fiscal Year pursuant to Section 10.1(b) and Section 10.6(a).  If the total amount of Tax Distributions paid to the Members for a Fiscal Year exceeds the Effective Tax Rate multiplied by the actual net taxable income of the Company for such Fiscal Year, the Tax Distributions for subsequent periods will be reduced by the amount of such overpayment.  If the total amount of the Tax Distributions paid to a Member for a Fiscal Year is less than the Effective Tax Rate multiplied by the Member’s distributive share of the actual aggregate net taxable income (the “Shortfall”) of the Company for such Fiscal Year, as soon as practicable after the filing of the Company’s Form 1065 for such year, the Board shall cause the Company to make a Tax Distribution out of Available Cash to Members in proportion to their share of the Shortfall and such distribution shall be treated as a Tax Distribution for the prior (rather than the current) Fiscal Year.  All Tax Distributions made to a Member shall be treated as an advance against and shall reduce the amount of the distributions that such Member otherwise would receive thereafter pursuant to Section 10.1(b) and any such reductions shall be treated as amounts distributed pursuant to Section 10.1(b).

10.7                        Special Distributions

(a)                                 Notwithstanding anything in this Agreement to the contrary, following the Initial Closing Date, the initial Capital Contribution by Arclight shall be used to fund a distribution of $60.0 million to Magnum Hunter to reimburse Magnum Hunter for certain of Magnum Hunter’s capital expenditures incurred with respect to the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC.  To the extent permitted by applicable law, such distribution shall be treated in accordance with the provisions of Treasury Regulation Section 1.707-4(d).

(b)                                 Notwithstanding anything in this Agreement to the contrary, following the contribution of TransTex Acquisition Subsidiary to the Company, ArcLight’s first Subsequent Purchase (as defined in the Unit Purchase Agreement) contribution shall be used to fund a distribution to Magnum Hunter of, in the aggregate, $46.8 million to reimburse Magnum Hunter for certain of Magnum Hunter’s capital expenditures incurred with respect to the assets of TransTex purchased with cash by TransTex Acquisition Subsidiary.  To the extent permitted by applicable law, such distribution shall be treated in accordance with the provisions of Treasury Regulation Section 1.707-4(d).

ARTICLE 11.

CONVERSION OF PREFERRED UNITS; REDEMPTION RIGHTS; RIGHT TO PURCHASE ADDITIONAL PREFERRED UNITS

11.1                        Conversion of Preferred Units to Class A Common Units.

(a)                                 Optional Conversion.  Subject to the terms hereof, each Preferred Member is entitled to convert Preferred Units to Class A Common Units at any time after the Effective Date.  The number of Class A Common Units to which a Preferred Member shall be entitled upon conversion of Preferred Units shall be the product obtained by multiplying the then applicable Conversion Ratio (as defined below) for the Preferred Units being converted by the number of Preferred Units being converted (the “Conversion Formula”).  A Preferred Member may elect to convert Preferred Units into Class A Common Units by delivering written notice to the Company stating the number of Preferred Units the Preferred Member elects to convert into Class A Common Units.  Conversion of the Preferred Units shall be deemed to have been effected as of the earlier of (i) three (3) Business Days after the Company receives the written notice thereof, and (ii) immediately prior to a proposed initial Public Offering or a Change of Control that occurs after the Company receives the written notice thereof.

(b)                                 Automatic Conversion.  Notwithstanding Section 11.1(a) above and anything to the contrary in this Agreement, (i) upon the consummation of a Qualified Public Offering of Equity Securities of the Company (or any successor or affiliated corporation, limited partnership or limited liability company formed in connection with an IPO Conversion), the Board may cause not less than 50% and up to 100% of the outstanding Preferred Units to convert into Class A Common Units pursuant to the Conversion Formula, without any further action by the Preferred Members and (ii) at any time following the consummation of a Qualified Public Offering of Equity Securities of the Company (or any successor or Affiliate formed in connection with an IPO Conversion), the Board may cause the conversion of any remaining outstanding Preferred Units to Class A Common Units or the equivalent thereof as long as, at the time of such conversion in clause (i) or (ii) above, the Public Offering IRR Hurdle has been satisfied.

(c)                                  Conversion Event.  Any conversion of Preferred Units to Class A Common Units, whether pursuant to Section 11.1(a) or Section 11.1(b) shall be a “Conversion Event.”

(d)                                 Adjustments.

(i)                                  The “Conversion Ratio” in effect at any time for conversion of Preferred Units shall be the quotient obtained by dividing the applicable initial Conversion Price (as defined below) of such Preferred Unit by the applicable Conversion Price for such Preferred Unit in effect at the time of the conversion.  The Conversion Ratio shall be adjusted from time to time as follows:  if the Company (A) subdivides or reclassifies its outstanding Class A Common Units or Class B Common Units into a greater number of such Units, or (B) combines or reclassifies its outstanding Class A Common Units or Class B Common Units into a smaller number of such Units, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of a Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Class A Common Units which it would have owned or been entitled to receive if the Preferred Unit had been converted into a Class A Common Unit immediately prior to the happening of such event.  An adjustment made pursuant to this Section 11.1(d)(i) shall be effective on the effective date of any such event.

(ii)                               The “Conversion Price” initially means the Initial Preferred Unit Value and shall be adjusted from time to time as follows.  If the Company shall (A) sell or issue Class A Common Units or Class B Common Units, (B) sell, issue or distribute rights, options or warrants to subscribe for or purchase Class A Common Units or Class B Common Units or (C) sell, issue or distribute other rights or securities convertible into or exchangeable for the purchase of Class A Common Units or Class B Common Units (each a “Unit Transaction”), in each case, at a price per Class A Common Unit or Class B Common Unit (calculated as provided in Section 11.1(e)(iii)) less than the applicable Conversion Price in effect immediately before such Unit Transaction (the “Section 11.1(d)(ii) Existing Conversion Price”), then the Conversion Price shall be reduced to the amount determined by multiplying such Section 11.1(d)(ii) Existing Conversion Price by a fraction the numerator of which shall be the aggregate number of Class A Common Units and Class B Common Units outstanding immediately prior to such

Unit Transaction (assuming the conversion, exchange or exercise of any outstanding securities, including the Preferred Units, convertible into or exchangeable for Class A Common Units or Class B Common Units, and the exercise of any outstanding warrant or option exercisable therefor) plus the aggregate number of Class A Common Units and Class B Common Units which the aggregate consideration received in such Unit Transaction by the Company would purchase at the Section 11.1(d)(ii) Existing Conversion Price, and the denominator of which shall be the aggregate number of Class A Common Units and Class B Common Units outstanding immediately after such Unit Transaction (assuming the conversion, exchange or exercise of any outstanding securities, including the Preferred Units, convertible into or exchangeable for Class A Common Units or Class B Common Units, and the exercise of any outstanding warrant or option exercisable therefor).  The adjustment provided for in this Section 11.1(d)(ii) shall be made successively whenever a Unit Transaction occurs, and shall become effective upon the consummation thereof.  Notwithstanding anything herein to the contrary, in no event shall the Conversion Ratio be decreased as a result of an adjustment pursuant to Section 11.1(d)(ii).

(iii)                            Notwithstanding the foregoing, the provisions of Section 11.1(d)(ii) shall not apply to the issuance of Excluded Securities, provided that any issuance of Excluded Securities pursuant to Sections 7.6(f) and 7.6(g) shall not constitute an issuance of Excluded Securities for purposes of Section 11.1(d)(ii) unless such issuance was approved by the Board.

(e)                                  For the purposes of making any adjustment to the Conversion Price as provided above, the price per Class A Common Unit or Class B Common Unit shall be calculated as the quotient of the consideration divided by the number of Units issued, with “consideration” defined as follows:

(i)                                  in the case of issuance of Class A Common Units or Class B Common Units for cash, any consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts or other expenses incurred by the Company for underwriting the issue or otherwise in connection therewith;

(ii)                               in the case of issuance of Class A Common Units or Class B Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, without regard to the accounting treatment thereof; and

(iii)                            in the case of the issuance of securities convertible into or exchangeable for Class A Common Units or Class B Common Units, the aggregate consideration received from the issuance of such securities shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any to be received by the Company upon the conversion or exchange thereof (the value of such consideration in each case to be determined in the same manner as provided in the immediately preceding clauses (i) and (ii)).

(f)                                   If at any time prior to a Conversion Event:

(i)                                  the Company shall authorize the granting to all the holders of Class A Common Units or Class B Common Units of rights to subscribe for or purchase any Units or any other rights;

(ii)                               there shall be any reclassification of the Class A Common Units or Class B Common Units of the Company (other than a subdivision or combination of its outstanding Class A Common Units or Class B Common Units);

(iii)                            there shall be any capital reorganization by the Company;

(iv)                           there shall be a consolidation or merger involving the Company or sale of all or substantially all of the Company’s property and assets (except a merger or other reorganization in which the Company shall be the surviving entity or a consolidation, merger or sale with a wholly owned subsidiary);

(v)                              there shall be voluntary or involuntary dissolution, liquidation and winding up by the Company pursuant to Article 13; or

(vi)                           any other event described in Section 11.1(d).

then in any one or more of said cases, the Company shall promptly compute any applicable adjustment, notify the Members of such adjustment, and amend Schedule A hereto and the books and records of the Company as applicable.

11.2                        Redemption of Preferred Units.

(a)                                 Subject to Section 11.2(c), at any time on or after the fifth anniversary of the Effective Date, the Company shall have the option (the “Redemption Option”) to redeem all, but not less than all, of the Series A Preferred Units then outstanding for an aggregate amount equal to the Liquidation Preference Amount (provided that the Preferred Return shall continue to accrue on any outstanding Preferred Units until such Preferred Units are actually redeemed) out of funds legally available therefor.

(b)                                 The Company may exercise the Redemption Option by delivery to the Preferred Members of written notice of such election.  The Company shall be obligated to redeem the outstanding Preferred Units not later than ninety (90) days following the delivery of such notice.  The date of such redemption (or the date of any redemption pursuant to Section 11.2(e)) shall be referred to as a “Redemption Date.”

(c)                                  In connection with any exercise by the Company of the Redemption Option, each holder of Series A Preferred Units shall have the option to convert all, but not less than all, of its Series A Preferred Units into Class A Common Units pursuant to Section 11.1(a) on the Redemption Date rather than having such Series A Preferred Units redeemed for cash.  A holder of Series A Preferred Units may exercise the option described in this Section 11.2(c) by delivery to the Company of written notice of such exercise not later than ten (10) days following receipt by such holder of the notice described in Section 11.2(b).

(d)                                 Nothing in this Section 11.2 shall preclude a Preferred Member from exercising its conversion rights as set forth in Section 11.1(a) immediately prior to a planned initial Public Offering or Change of Control.

(e)                                  At any time on or after the eighth anniversary of the Effective Date (or upon the occurrence of any Material Default at any time after the Effective Date), the Requisite Preferred Holders may elect to require the Company to redeem all, but not less than all, of the outstanding Preferred Units for an aggregate amount equal to the Put Preference Amount (provided that the

Preferred Return shall continue to accrue on any outstanding Preferred Units until such Preferred Units are actually redeemed) (the “Put Option”) out of funds legally available therefor.  The Preferred Members may exercise the Put Option by delivery to the Company of written notice of such election of the Put Option executed by the Requisite Preferred Holders (the “Put Option Notice”).  Upon receipt of notice of the Put Option Notice, the Company shall be obligated to redeem the outstanding Preferred Units beginning on the later of (i) sixty (60) days following the receipt of the Put Option Notice by the Company, and (ii) such date as may be specified in the Put Option Notice by the Requisite Preferred Holders, provided, however, that in no case may such date be later than one hundred twenty (120) days following the receipt of the Put Option Notice by the Company.

(f)                                   If the Company does not have sufficient funds legally available to redeem or otherwise does not redeem on any Redemption Date all Preferred Units required to be redeemed on a Redemption Date (the “Unredeemed Units”):

(i)                                  the Company shall redeem a pro rata portion of each Preferred Member’s redeemable Preferred Units out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the Preferred Units to be redeemed if the legally available funds were sufficient to redeem all such Preferred Units, and shall redeem the remaining Preferred Units to have been redeemed as soon as practicable after the Company has funds legally available therefor;

(ii)                               all such Unredeemed Units shall remain outstanding and entitled to all the rights and preferences provided herein until actually redeemed;

(iii)                            on the Redemption Date, the holders of a majority of the Unredeemed Units shall assume all rights under this Agreement of Magnum Hunter and any Magnum Hunter Permitted Transferee with respect to the appointment of the Magnum Hunter Directors; and

(iv)                           notwithstanding anything in Section 4.2 or Article 12 to the contrary, the holders of a majority of the Unredeemed Units shall have the right to negotiate and execute a definitive agreement for the sale, merger or other disposition of the Company, all of its equity securities or all or substantially all of its assets, and each holder of Units shall, to the extent applicable, execute and perform such definitive agreements and other documents necessary, advisable or appropriate to effect such sale of the Company.

(g)                                  Upon the Redemption Date and the payment for any redeemed Preferred Units, the Company shall amend Schedule A hereto and its books and records as applicable.

11.3                        Right to Purchase Additional Preferred Units.

(a)                                 In the event of a Change of Control of Magnum Hunter prior to a Qualified Public Offering, the ArcLight Member shall have the right to purchase up to that number of additional Preferred Units representing, together with all Preferred Units and Class A Common Units then owned by the ArcLight Member and the ArcLight Permitted Transferees, up to 51.0% of the then issued and outstanding Class A Common Units (determined on an as converted basis for any outstanding Units convertible into Class A Common Units).  From the Effective Date and up to the second anniversary of the Effective Date, the purchase price for such additional Preferred Units shall be the Conversion Price.  From and after the second anniversary of the Effective Date, the purchase price for such additional Preferred Units shall be the fair market value of such Preferred Units (as determined pursuant to Section 11.3(b) below).

(b)                                 Within fifteen (15) days after such Change of Control of Magnum Hunter (the “Change of Control Date”), the ArcLight Member and the Company shall each select an independent investment banking or valuation firm of recognized national standing having experience in the valuation of entities similar to the Company (each, an “Appraiser”) to determine the fair market value of the Preferred Units (each, an “Initial FMV Determination”).  As soon as practicable, and in any event within thirty (30) days after the Change of Control Date, the ArcLight Member and the Company shall each provide a copy of the Initial FMV Determination prepared by its Appraiser to the other party.  If the higher of the Initial FMV Determinations is no more than 110% of the amount of the lower Initial FMV Determination (the “Valuation Collar”), then the fair market value of the Preferred Units shall be deemed to be the average of such determinations, which shall be final and binding on each of the parties.  If the Initial FMV Determinations are outside the Valuation Collar, then the fair market value of the Preferred Units shall be determined by a third independent investment banking or valuation firm of recognized national standing having experience in the valuation of entities similar to the Company jointly selected by the ArcLight Member and the Company (the “Independent Appraiser”).  The Independent Appraiser shall be instructed by the ArcLight Member and the Company to arrive at a determination of the fair market value of the Preferred Units within thirty (30) days after its appointment, which determination must be between the Initial FMV Determinations.  The determination of the fair market value of the Preferred Units by the Independent Appraiser in accordance with this Section 11.3(b) shall be final and binding on each of the parties.  The fees and expenses of (1) each Appraiser shall be borne by the party selecting such Appraiser and (2) the Independent Appraiser shall be borne equally by the ArcLight Member and the Company.

ARTICLE 12.

TRANSFER OF UNITS

12.1                        Transfer Restrictions.

(a)                                 Notwithstanding anything herein to the contrary, no Member will directly or indirectly Transfer:

(i)                                  any Class B Common Units without the prior written consent of the Board; or

(ii)                               any Units if such Transfer would result in the occurrence of a Change of Control of the Company in which the proceeds to the Preferred Members at closing (on account of Preferred Units or Class A Common Units upon conversion thereof) (net of any escrows or holdbacks) are less than the IRR Hurdle without the prior written consent of the Requisite Preferred Holders.

(b)                                 Any Member may Transfer, directly or indirectly, all or any Units now owned or hereafter acquired by such Member to any Person, provided that such Member complies with the terms and conditions of this Section 12.1 and, if the Transfer is to any proposed Transferee that is not an ArcLight Permitted Transferee or Magnum Hunter Permitted Transferee, such Member complies with the terms and conditions of Sections 12.2 and 12.3, as applicable.

(c)                                  Notwithstanding Sections 12.1(a) or 12.1(b) above, each Transfer of a Member’s Units pursuant to either such Section shall be subject to the Transferee’s delivery to the Company of a duly executed agreement to be bound by the terms of this Agreement.  Any notice or other document required to be delivered to a Transferee pursuant to this Agreement shall be deemed delivered for all purposes if delivered to the Member who Transferred Units to such Transferee and to the Company.

(d)                                 No Member shall Transfer any Units, and the Company shall not transfer on its books, including Schedule A hereto, any Units, unless:

(i)                                  such Transfer is pursuant to an effective registration statement under the Securities Act and is in compliance with any applicable state securities or blue sky laws, or

(ii)                               no such registration is required because of the availability of an exemption from registration under the Securities Act and any applicable state securities or blue sky laws.

(e)                                  Any attempt to Transfer or otherwise encumber any Units in violation of this Agreement shall be null and void and neither the Company nor any registrar or transfer agent of such Units shall give any effect to such attempted Transfer or encumbrance in its records.

(f)                                    In no event shall any Transfer be made or accepted by the Company if such Transfer would result in the Company being treated as a publicly traded partnership within the meaning of Section 7704 of the Code.

(g)                                 Upon the Transfer of all, but not less than all, of any Member’s Units, such Person shall automatically (i) cease to be a Member of the Company and (ii) have no right to participate in the Company’s business, affairs, profits, losses or distributions, except as otherwise set forth herein.

(h)                                 The provisions of this Section 12.1 shall not apply to any redemption by the Company of any of the Preferred Units.

12.2                           Right of First Offer.

(a)                                  If any Member other than the ArcLight Member or an ArcLight Permitted Transferee (the “Transferring Member”) intends to Transfer all or a portion of its Units (the “Offered Units”) other than to an ArcLight Permitted Transferee or a Magnum Hunter Permitted Transferee, then the Transferring Member shall deliver written notice (the “Sale Notice”) to the ArcLight Member.

(b)                                 Within thirty (30) days of the receipt of the Sale Notice by the ArcLight Member, the ArcLight Member shall have the right, but not the obligation, to make a first offer (the “ArcLight Offer”) to purchase any or all of the Offered Units.  Any such ArcLight Offer shall be in writing and shall contain the number of Offered Units the ArcLight Member proposes to purchase, the price and other material terms on which the ArcLight Member proposes to purchase such Offered Units.

(c)                                  If the Transferring Member does not receive an offer to purchase all of the Offered Units from the ArcLight Member within the thirty (30)-day period provided in Section 12.2(b), then the Transferring Member shall, subject to compliance with Section 12.3, be free to direct the

Transfer of the Offered Units that were not the subject of an offer by the ArcLight Member to a third party at a price and on terms and conditions acceptable to such Transferring Member during the one hundred eighty (180)-day period immediately following the expiration of such 30-day period.  After such one hundred eighty (180)-day period, any proposed Transfer shall once again be subject to the terms and conditions of this Section 12.2 to the extent provided herein.

(d)                                 If the Transferring Member receives an offer from the ArcLight Member to purchase any of the Offered Units within the thirty (30)-day period provided in Section 12.2(b), the Transferring Member shall consider such offer and the Transferring Member and the ArcLight Member shall have thirty (30) days to negotiate in good faith the purchase price that will be paid by the ArcLight Member for the Offered Units.

(e)                                  If, after the expiration of the good faith negotiation period described above, the ArcLight Offer is accepted by the Transferring Member, then the ArcLight Member will have sixty (60) days from such acceptance within which to complete its purchase of the Offered Units, subject to extension to the extent necessary to satisfy applicable regulatory approvals.  Under such circumstances, the Transferring Member and the ArcLight Member shall negotiate in good faith the additional terms applicable to such purchase beyond those that were included in the ArcLight Offer.

(f)                                    If the Transferring Member rejects the ArcLight Offer, then the Transferring Member may, subject to compliance with Section 12.3, direct the Transfer of the Offered Units to a third party only at a price and on terms and conditions that, when taken as a whole, are superior (as determined by the Transferring Member in good faith) to the price and the terms and conditions offered by the ArcLight Member, and then only during the one hundred eighty (180)-day period following such rejection, subject to extension to the extent necessary to satisfy applicable regulatory approvals.  After such one hundred eighty (180)-day period (as extended, to the extent applicable), any proposed Transfer shall once again be subject to the terms and conditions of this Section 12.2 to the extent provided herein.

(g)                                 In the case of a Transfer to a third party as contemplated by Section 12.3(c) or Section 12.3(f), the Board shall, and shall direct the officers of the Company to, (i) permit potential purchasers selected by the Transferring Member, after executing a confidentiality agreement in such form as shall be determined by the Board, to conduct a due diligence review of the Company and its business, operations, prospects, assets, liabilities, financial condition, and results of operations, (ii) cooperate in allowing potential purchasers to visit the offices of the Company, and (iii) make available the Officers and technical personnel of the Company for the purpose of making presentations to such potential purchasers and answering questions posed by them, who shall provide reasonable cooperation during normal business hours and upon reasonable advance notice, and at such Transferring Member’s sole cost and expense.

(h)                                 The provisions of this Section 12.2 shall expire upon the occurrence of a Qualified Public Offering.

12.3                           Co-Sale Rights.

(a)                                  Subject to and after compliance with Section 12.2, if any Member or Members other than the ArcLight Member or an ArcLight Permitted Transferee (the “Initiating Members”), propose to Transfer any Units to one or more Persons who are not permitted transferees of the Initiating Members (a “Co-Sale”), then the Initiating Member shall afford the ArcLight Member the opportunity to participate in such Co-Sale on the same terms and conditions and in accordance with this Section 12.3.  The ArcLight Member shall have a proportionate right, but not the obligation, to participate in such Co-Sale.  The number of Units in a Co-Sale (the “Co-Sale Allotment”), that the ArcLight Member will be entitled to include in such Co-Sale shall be determined by multiplying (a) the number of Units proposed to be Transferred in such Co-Sale, by (b) a fraction, the numerator of which is the total number of all the Class A Common Units held by the ArcLight Member immediately prior to such Co-Sale (assuming for purposes hereof conversion of any Preferred Units to Class A Common Units), and the denominator of which is the total number of all the Class A Common Units of the Company held by all Members immediately prior to such Co-Sale (assuming for purposes hereof conversion of any Preferred Units to Class A Common Units).

(b)                                 The Initiating Member shall provide the ArcLight Member and the Company with written notice (the “Co-Sale Notice”) not more than seventy-five (75) nor less than thirty-five (35) days prior to the proposed date of the Co-Sale (the “Co-Sale Date”).  Each Co-Sale Notice shall set forth:  (i) the number and type of Units proposed to be Transferred (including whether or not the Preferred Units will be sold as Preferred Units or as converted to Class A Common Units) or sold by the Initiating Members; (ii) the proposed amount and form of consideration to be paid for such Units and the terms and conditions of payment offered by each proposed purchaser; (iii) the aggregate number of Class A Common Units and/or Preferred Units, as applicable, held of record by the Members as of the close of business on the day immediately preceding the date of the Co-Sale Notice; (iv) the ArcLight Member’s Co-Sale Allotment assuming such Member elected to sell the maximum number of Class A Common Units and/or Preferred Units, as applicable, as possible; (v) the identity of the proposed purchaser and confirmation that the proposed purchaser or Transferee has been informed of the Co-Sale rights provided for in this Section 12.3(b) and has agreed to purchase the Units, as applicable, in accordance with the terms hereof; and (vi) the Co-Sale Date.  Each Co-Sale Notice shall also be accompanied by a copy of the latest draft term sheet, letter of intent, purchase agreement or other definitive transaction agreements, as applicable, proposed to be executed by the parties, and the Initiating Member shall provide updates to such documents to the ArcLight Member and the Company as soon as any such updates are available.

(c)                                  If the ArcLight Member wishes to participate in the Co-Sale, it shall provide written notice (the “Co-Sale Acceptance Notice”) to the Initiating Members and the Company within thirty (30) days following the receipt of the Co-Sale Notice.  The Co-Sale Acceptance Notice shall set forth the number of Units that the ArcLight Member elects to include in the Co-Sale, which shall not exceed the ArcLight Member’s Co-Sale Allotment.  During such thirty (30)-day period, the Company shall provide the ArcLight Member with such financial data and information relating to the Company as the ArcLight Member shall reasonably request; provided, however, that the Company may withhold any such financial data and information as may be reasonably necessary (in the Company’s sole discretion) to preserve the attorney-client privilege between the Company and its counsel.  The Co-Sale Acceptance Notice given by the ArcLight Member shall constitute such Member’s binding agreement to sell the Units specified in such Co-Sale Acceptance Notice on the terms and conditions applicable to the Co-Sale, subject to the provisions of Section 12.3(e); provided, however, that in the event that there is any material change in the terms and conditions of such Co-Sale after delivery of a Co-Sale Acceptance Notice, then, notwithstanding anything herein to the contrary, the ArcLight Member shall have the right to withdraw from (or so reduce) participation in the Co-Sale with respect to some or all of its Class A Common Units and/or Preferred Units affected thereby.

(d)                                 If a Co-Sale Acceptance Notice is not received by the Initiating Member from the ArcLight Member within the thirty (30)-day period specified in Section 12.3(c), the Initiating Member shall have the right to sell or otherwise Transfer the number of Units specified in the

Co-Sale Notice to the proposed purchaser or Transferee without any participation by the ArcLight Member for per-Unit consideration which is not more that the per-Unit consideration set forth in the Co-Sale Notice, and otherwise on terms and conditions which are no more favorable in any material respect to the other Members than as stated in the Co-Sale Notice and only if such Co-Sale occurs on a date within sixty (60) days of the Co-Sale Date.  If such Co-Sale does not occur within such sixty (60)-day period, the Units that were to be the subject of such Co-Sale thereafter shall continue to be subject to all of the provisions of this Section 12.3.

(e)                                  Any sales of Units by the ArcLight Member as a result of the Co-Sale rights provided under this Section 12.3 shall be on the same terms and conditions as the proposed Co-Sale by the Initiating Member.  The aggregate purchase price payable for the Units purchased in a Co-Sale will be allocated, paid and distributed among the Members participating in such Co-Sale in accordance with the Unit Value of the ArcLight Member’s Units that are sold in such Co-Sale.  It is acknowledged that if the ArcLight Member participates in such Co-Sale, it will be entitled to receive the same form of consideration for each of its Units as is received by the Initiating Member.  The ArcLight Member shall cooperate in good faith with the Initiating Member and the Company in connection with the consummation of such Co-Sale, including, without limitation, by executing a document containing customary representations, warranties, indemnities and agreements as requested by the purchaser in connection with such Co-Sale, which shall be in substantially the same form that is executed by the Initiating Member in connection with such Co-Sale; provided, however, that the ArcLight Member shall not be required to make any representations and warranties other than representations as to its due authorization, due execution, enforceability, lack of conflicts, title to its Units and investment qualifications (provided that, for the avoidance of doubt, the foregoing shall in no way serve as a restriction on the indemnification obligations of the ArcLight Member in connection with such Co-Sale); provided further, that, notwithstanding the foregoing, the liability for any indemnity obligations of the ArcLight Member under such document shall be several and not joint and several and, with respect to representations and warranties, shall not exceed the aggregate cash consideration received by such ArcLight Member in connection with such transaction except with respect to claims related to (a) fraud or willful breach by the ArcLight Member and (b) a breach of any representation or warranty of the ArcLight Member relating to due authorization, due execution, enforceability, lack of conflicts, title to Units and investment qualifications.

(f)                                    On the Co-Sale Date, the ArcLight Member, if a participant in the applicable Co-Sale, (i) authorizes the Company to record in the Company’s books and records, including amending Schedule A as provided in Section 3.2, the Transfer of all of the ArcLight Member’s Units included in such Co-Sale from the ArcLight Member to the purchaser in the Co-Sale and (ii) shall deliver all certificates, if any, which represent the Units owned by the ArcLight Member included in such Co-Sale, duly endorsed for Transfer, to the purchaser in the Co-Sale, in the manner and at the address indicated in the Co-Sale Notice, in each case against delivery of the purchase price for such Units.  In addition, the ArcLight Member, if a participant in the applicable Co-Sale, shall take all action as the Initiating Member or the purchaser in the Co-Sale shall reasonably request as necessary to vest in the purchaser in the Co-Sale all Units owned by the ArcLight Member included in such Co-Sale, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

(g)                                 The provisions of this Section 12.3 shall not apply to (i) any Qualified Public Offering; (ii) any Transfer, sale or other disposition of Units to a Magnum Hunter Permitted Transferee or ArcLight Permitted Transferee; or (iii) any redemption by the Company of any of the Preferred Units; provided that such redemption is made pro rata among all holders of Units of the same class.

(h)                                 The provisions of this Section 12.3 shall expire upon the occurrence and consummation of a Qualified Public Offering.

ARTICLE 13.

DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS

13.1                           Dissolution.

(a)                                  Subject to Section 4.2, the Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

(i)                                  the sale or other disposition of all or substantially all of the Company Assets by the Company and receipt of the final payment of any installment obligation received as a result of any such sale or disposition;

(ii)                               any event which makes it unlawful for the Company’s business to be continued;

(iii)                            the issuance of a decree by any court of competent jurisdiction, including under Section 18-802 of the Act, that the Company be dissolved and liquidated; or

(iv)                           at any time that there are no Members, unless the Company is continued in accordance with the Act.

(b)                                 Except as provided in Article 12, no Member shall have the right to withdraw, resign or retire voluntarily as a Member of the Company and any purported withdrawal, resignation or retirement of a Member from the Company will be null and void and will constitute a breach of this Agreement.

13.2                           Winding Up.

(a)                                  Subject to Section 4.2, the Board, or if none, a Person approved by the Requisite Holders, may act as liquidating trustee of the Company, unless otherwise provided by law.  The liquidating trustee shall liquidate the Company as promptly as shall be practicable, but in any event, to the extent reasonably practicable, within the time required by Treasury Regulations § 1.704-1(b)(2)(ii).

(b)                                 Upon dissolution of the Company, a liquidating trustee may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company Assets, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 13.3 any remaining Company Assets, all without increasing the liability of Members, if any, including the Member participating in the winding up of the Company’s affairs, and, except as required by the Act, without imposing liability on any liquidating trustee.

(c)                                  Upon the completion of winding up of the Company, a liquidating trustee or other representative of the Company shall file a certificate of cancellation in the Office of the Secretary of State as provided in Section 18-203 of the Act.

13.3                           Distribution of Assets.  Upon a Change of Control of the Company or a liquidation, dissolution or winding up of the Company, the proceeds of such Change of Control or the Company Assets, as applicable, shall be distributed as follows:

(a)                                  first, to the satisfaction of debts and liabilities (including expenses of liquidation) of the Company (whether by payment or reasonable provision for payment thereof), in order of priority according to the terms of the instruments evidencing such debt and liabilities and as provided by law;

(b)                                 second, subject to Section 13.3(c) below, to the Members in accordance with the following priorities:

(i)                                  to the Preferred Members, pro rata, until the cumulative amount distributed pursuant to this Section 13.3(b)(i) equals the cumulative accrued Preferred Return;

(ii)                               to the Preferred Members, pro rata, until the cumulative amount distributed pursuant to this Section 13.3(b)(ii) equals the Liquidation Preference Amount; and

(iii)                            thereafter, subject to Section 10.1(c), to the Class A Members and Class B Members in accordance with their Percentage Interests.

(c)                                  Notwithstanding anything in this Section 13.3, if, upon a Change of Control of the Company or a liquidation, dissolution or winding up of the Company, the holders of outstanding Preferred Units would receive more than the aggregate amount to be received under Section 13.3(b) above in the event that all of their outstanding Preferred Units were converted into Class A Common Units pursuant to the provisions of Article 11 hereof immediately prior to such Change of Control or liquidation, dissolution or winding up of the Company, then each holder of outstanding Preferred Units in connection with such Change of Control or liquidation, dissolution or winding up of the Company shall be entitled to be paid in cash, in lieu of the payments described in Section 13.3(b)(i) and (ii), an amount per Preferred Unit equal to such amount as would have been payable in respect of each Class A Common Unit (including any fraction thereof) issuable upon conversion of such Preferred Unit had such Preferred Unit been converted to a Class A Common Unit immediately prior to such Change of Control or liquidation, dissolution or winding up of the Company pursuant to the provisions of Article 11 hereof.

13.4                           No Capital Contribution Upon Dissolution.  Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account and its share of Profits or Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.  Accordingly, if such Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

ARTICLE 14.

AMENDMENTS

14.1                           Amendments.

(a)                                  This Agreement may only be amended, restated, modified or supplemented, and any provision hereof may only be waived, with the prior written consent of the Board, the Requisite Holders and to the extent required under Section 3.2 and Section 4.2, the Class B Members and the Requisite Preferred Holders, respectively; provided, however, that pursuant to Section 3.1, no consent or approval of any Member shall be required to add Persons as parties to this Agreement as Members pursuant to Section 3.2 and to revise Schedule A to include such parties, so long as such Persons have acquired Units or otherwise become Members in accordance with the terms of this Agreement.  Any amendment or waiver effected in accordance with this Section 14.1 shall be binding upon each Member and the Company, and each of their respective successors and assigns.  The Company shall give each Member prompt written notice of any amendment, modification, or termination of, and of any waiver under, this Agreement.  Anything in this Agreement to the contrary notwithstanding, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, any Person shall be valid and binding upon any and all Persons who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of Equity Securities acquired from such Person.

(b)                                 No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement.

ARTICLE 15.

LIMITED LIABILITY; INDEMNIFICATION

15.1                           Limited Liability of Members; Indemnification of Members by Company.

(a)                                  No Member, its Affiliates or any of their respective officers, managers, trustees, members, employees, representatives, attorneys or agents (collectively, “Member Indemnified Parties”, and each individually, a “Member Indemnified Party”) shall, by virtue of such Member’s status as a Member, have any liability to any other Person under the Certificate of Formation of the Company, this Agreement or any applicable law, except liability to the Company, the other Members and the Tax Matters Partner in respect of obligations expressly arising hereunder or required by law.  No Member shall in any event have any liability whatsoever (except as expressly required by the Act) in excess of the following (without duplication): (i) the amount of any Capital Contribution previously made by such Member; (ii) its share of any assets and undistributed profits of the Company; and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act.

(b)                                 To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding brought by a Person other than a Member, an Affiliate of a Member or the Company, each Member Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all Damages actually incurred by such Member Indemnified Party in connection with such action, suit or proceeding by virtue of the relevant Member’s status as a Member or with respect to any action or omission taken or suffered in good faith by it in connection with the relevant Member’s status as a Member, other than Damages resulting from the bad faith or fraud of such Member Indemnified Party.  The indemnification provided by this Section 15.1 shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company or make any other financial accommodation available) on account thereof.  No amendment to this Section 15.1 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment.

15.2                           Limited Liability of Directors and Officers; Indemnification of Directors and Officers by Company.

(a)                                  No Director or officer of the Company (collectively, “Indemnified Parties”, and each individually, an “Indemnified Party”) shall, in such person’s capacity as such a Director or officer have any liability to any other Person (other than the Company and its Members) under the Certificate of Formation of the Company, this Agreement or any applicable law, except as otherwise expressly provided for herein or required by such law.  Furthermore, no Indemnified Party will be liable, responsible or accountable in damages or otherwise to the Company or to any Member or its Affiliates or direct or indirect equity holders for:  (i) any action or omission taken or suffered within the scope of the authority conferred on such person by this Agreement or any other agreement between the applicable Director or officer and the Company, except for the bad faith or fraud of such person in carrying out such person’s obligations hereunder; (ii) such person’s performance of, or failure to perform, any act in reasonable reliance on the advice of legal counsel to the Company; or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith by the Company.

(b)                                 To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, but excluding consequential losses or damages) (“Damages”) actually incurred by such Indemnified Party in connection with such action, suit or proceeding by virtue of its status as an Indemnified Party or with respect to any action or omission taken or suffered by such Indemnified Party as such; provided that the relevant Indemnified Party acted in good faith, in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, did not believe to be in violation of the terms of this Agreement and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification provided by this Section 15.2(b) shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company or make any other financial accommodation available) on account thereof.  In addition, a majority of the entire Board, acting in its sole discretion, may from time to time extend the indemnification and advancement of expenses provided by this Section 15.2(b) to one or more employees or agents of the Company; in each case on the basis set forth herein applicable to Indemnified Parties.

(c)                                  Any indemnification under Section 15.2(b) will be made by the Company unless there has been a final and unappealable determination by a court of competent jurisdiction in the specific case that indemnification of the person requesting indemnification is not proper in the circumstances because the relevant person has not met the applicable standard of conduct set forth in that Section.

15.3                           Limited Liability of Tax Matters Partner; Indemnification of Tax Matters Partner by Members.

(a)                                  The Tax Matters Partner, its Affiliates and their respective officers, managers, trustees, employees, representatives, attorneys or agents (collectively, the “Tax Matters Partner Indemnified Parties”, and each individually, a “Tax Matters Partner Indemnified Party”) shall have no liability to any other Person (other than the Company and its Members) under the Certificate of Formation of the Company, this Agreement or any applicable law, with respect to any action or omission taken or suffered by the Tax Matters Partner in its capacity as such, except as otherwise expressly provided for herein or required by law.  Furthermore, no Tax Matters Partner Indemnified Party will be liable, responsible or accountable in damages or otherwise to the Company or to any Member or any of their respective Affiliates or direct or indirect equity holders for any act performed or omission within the scope of the authority conferred on the Tax Matters Partner by this Agreement except for the bad faith or fraud of the Tax Matters Partner in carrying out its obligations hereunder.

(b)                                 To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Tax Matters Partner Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all Damages actually incurred by such Tax Matters Partner Indemnified Party in connection with such action, suit or proceeding by virtue of its status as a Tax Matters Partner Indemnified Party or with respect to any action or omission taken or suffered by the Tax Matters Partner in its capacity as such in good faith, other than Damages resulting from the bad faith or fraud of such Tax Matters Partner Indemnified Party.  No amendment to this Section 15.3 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment.

15.4                           General.

(a)                                  Damages suffered by a person entitled to indemnification pursuant to Sections 15.1(b), 15.2(b) or 15.3(b) will be paid (and, in the case of an agent, may be paid if so determined by the Board) by the Company from time to time as incurred and in advance of the final disposition of such matter upon receipt of a written undertaking by or on behalf of such person to repay amounts paid if it is ultimately determined that such person is not entitled to be indemnified by the Company as authorized in Sections 15.1(b), 15.2(b) or 15.3(b) or, where indemnification is authorized, to the extent amounts paid exceed the amount to which such person is entitled.

(b)                                 The rights provided to any Person by Sections 15.1, 15.2 and 15.3 will be enforceable against the Company by such Person, each such Person being presumed to have relied upon such rights in serving or continuing to serve the Company.  No amendment to this Section 15.2 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment. For purposes of Sections 15.1(b), 15.2(b) and 15.3(b) the term “Company” includes any constituent Person (including any constituent of a constituent) absorbed by the Company in a consolidation or merger.

15.5                           Non-Exclusivity of Provisions.  Nothing in this Article 15 will limit or affect any other right of any Person indemnified hereunder to indemnification or reimbursement of damages under any other provision of this Agreement or any provision of any other agreement (including any insurance policy), any Organizational Document of any other Person, any statute, rule or regulation or otherwise.

15.6        Survival.  The provisions of this Article 15 shall survive the dissolution of the Company, the withdrawal of a Member from the Company and the resignation or removal of any Director, officer or employee of the Company.

15.7        Savings Clause.  If this Article 15 or any portion hereof shall be invalidated on any ground by any court or other governmental authority of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article 15 as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article 15 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 16.

REGISTRATION RIGHTS

16.1        Definitions.  For purposes of this Agreement:

(a)           “ArcLight Holders” means the ArcLight Member and the ArcLight Permitted Transferees.

(b)           “Company Securities” means Other Securities sought to be included in a registration for the Company’s account.

(c)           “Holders” means Magnum Hunter Holders and the ArcLight Holders.

(d)           “Magnum Hunter Holders” means Magnum Hunter and Magnum Hunter Permitted Transferees.

(e)           “Other Securities” means securities of the Company sought to be included in a registration other than Registrable Securities.

(f)            “Registrable Securities” means any Equity Securities issued in exchange for or upon conversion of the Units that are held by (i) the ArcLight Holders, whether now held or hereafter acquired and (ii) Magnum Hunter Holders, whether now held or hereafter acquired.

(g)           “Registration Expenses” means any and all reasonable and documented expenses incident to performance of or compliance with any registration of securities pursuant to this Article 16, including:  (i) the fees, disbursements and expenses of the Company’s counsel and accountants; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any underwriting agreements and blue sky or legal investment memoranda and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all reasonable expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of one counsel for the underwriters and the Selling Holders, in each case, in connection with such qualification and in connection with any blue sky surveys; (v) the filing fees incident to securing any required review by the Financial Industry Regulatory Authority (“FINRA”) of the terms of the sale of the securities to be disposed of; (vi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities; (ix) the reasonable and documented fees and expenses of one counsel for the Selling Holders incurred in connection with one (but not more than one) registration hereunder, such counsel to be selected by Selling Holders representing the majority of Registrable Securities to be included in the registration, pro rata based on amount of such Registrable Securities; provided that selection of such counsel shall be reasonably satisfactory to the Company; and (x) any other reasonable and documented fees and disbursements of underwriters customarily paid by the sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any (which underwriting discounts and commissions and transfer taxes shall be borne by each participant in a particular offering and, if selling securities in such offering, the Company, pro rata in accordance with the total amount of securities sold in such offering by each such Person in accordance with Section 16.6).

(h)           “Selling Holders” means, with respect to any registration statement, any Holder whose Registrable Securities that are included therein.

16.2        ArcLight Demand Rights.  Subject to the terms and conditions of this Agreement (including conversion of the Preferred Units pursuant to Section 11.1(b)), and provided that at such time the Company has Equity Securities of the same class sought to be registered that are registered under Section 12(b) or 12(g) of the Exchange Act, at any time following a Qualified Public Offering, upon written notice at any time from the ArcLight Holders holding in the aggregate at least twenty-five percent (25%) of the Company’s Equity Securities on a fully diluted basis under this Section 16.2 (a “Demand”) requesting that the Company effect the registration (a “Demand Registration”) under the Securities Act of any or all of the Registrable Securities held by the ArcLight Holders, which Demand shall specify the number and type of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall, as soon as practicable, and in any event within one hundred and fifty (150) days after the date such Demand is given by ArcLight Holders, effect the registration under the Securities Act and applicable state securities laws of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such Demand; provided, however, that the Company shall not have an obligation to effect a Demand Registration unless such Demand relates to at least the lesser of (a) 25% of the Company’s Equity Securities held by ArcLight Holders or (b) Registrable Securities having an expected market value of at least $17,500,000.  The ArcLight Holders shall be limited to a total of two (2) Demands (with no more than one (1) Demand in any six (6) month period) under this Section 16.2; provided, however, that a Demand shall not be counted for such purposes if it does not result in the Company filing a registration statement on Form S-1 (or, if the Company is eligible to use Form S-3, on Form S-3) being filed and such registration statement being declared effective by the Commission.  In connection with the Transfer of Registrable Securities to an ArcLight Permitted Transferee, the ArcLight Holders may assign (subject to such limitations, conditions and qualifications as are set forth in this Agreement) (x) the right to exercise its two (2) Demands pursuant to this Section 16.2 and (y) the right to participate in any registration pursuant to the terms of Section 16.2.  In the event of any such assignment, references to ArcLight Holders in this Section 16.2 and in Section 16.4(a) shall be deemed to refer to the ArcLight Permitted Transferee, as appropriate.

(a)           Company Blackout Rights.  With respect to any registration statement filed, or to be filed, pursuant to this Section 16.2, if: (i) the Company determines that such registration would cause the Company to disclose material non-public information which disclosure (x) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (y) would not be required to be made at such time but for the filing or effectiveness of such registration statement and (z) would be materially adverse to the interests of the Company and its stockholders or would materially interfere, impede or delay any pending or proposed material financing, acquisition, corporate reorganization, merger or other transaction or arrangement involving the Company and any of the Company Subsidiaries and that, as a result of such potential disclosure or interference or (ii) in the opinion of the Board of the Company, it is in the best interests of the Company to defer the filing or effectiveness of such registration statement at such time, then the Company shall have the right to defer such filing or defer or suspend such effectiveness for the period necessary; provided that such deferral, together with any other deferral or suspension of the Company’s obligations under Section 16.2 or Section 16.4, shall not be effected for a period of more than one hundred and fifty (150) days, in the aggregate, for all such deferrals or suspensions over any twelve-month period unless the Holders holding at least eighty five percent (85%) of the Registrable Securities then outstanding approve such additional suspension.  The Company shall notify the Selling Holders of the expiration of any period during which it exercised its rights under this Section 16.2(a).  The Company agrees that, in the event it exercises its rights under this Section 16.2(a), it shall, following the expiration of the applicable deferral period, file or update and use its commercially reasonable efforts to cause the effectiveness of, as applicable, the applicable deferred registration statement.

(b)           Fulfillment of Registration Obligations.  Notwithstanding any other provision of this Agreement, a registration requested pursuant to this Section 16.2 shall not be deemed to have been effected (i) unless it has become effective; (ii) if, after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than, in the case of a Demand Registration, a misrepresentation or an omission by an ArcLight Holder or their respective Affiliates or another reason attributable to an ArcLight Holder or its respective Affiliates and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement; (iii) if the registration does not contemplate an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn); or (iv) if such registration statement contemplates an underwritten offering, if it does not remain effective for at least one hundred twenty (120) days plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer; or (v) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reasons in the case of a Demand Registration, attributable to an ArcLight Holder or its Affiliates.

(c)           Other Limitations.  The Company shall have no obligation to effect a Demand Registration if the Company gives notice to the Holders that it proposes to register Equity Securities for its own account, during the period (i) commencing on the date the Company gives such notice to the Holders (which date may not be more than sixty (60) days prior to the date on which the Company reasonably anticipates that the applicable registration statement will be filed with the Commission) and (ii) ending on the earlier to occur of (1) one hundred eighty (180) days after the applicable registration statement filed by the Company is declared effective by the Commission and (2) the date on which the Company is released from any underwriter’s “lockup” agreement entered into in connection with such sale of Equity Securities for the Company’s own account; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

16.3        Piggyback Registration Rights.

(a)           In the event that the Company at any time proposes or is required to register any Equity Securities of the Company under the Securities Act, whether or not for sale for its own account, in a manner and in a form that would permit registration of Registrable Securities for sale for cash to the public under the Securities Act (and subject to the last sentence of this Section 16.3(a)), it shall at each such time give prompt written notice (the “Piggyback Notice”) to each Holder of its intention to do so.  Upon the written request of any Holder made within ten (10) Business Days of the date of the Piggyback Notice (which request shall specify the number of Registrable Securities intended to be disposed of), subject to the other provisions of this Article 16, the Company shall effect, in connection with the registration of such Equity Securities, the registration under the Securities Act of all Registrable Securities (of the same type of Equity Securities as is proposed to be registered) which the Company has been so requested to register.  Notwithstanding anything to the contrary contained in this Section 16.3, the Company shall not be required to effect any registration of Registrable Securities under this Section 16.3 incidental to the registration of any of its securities on Forms S-4 or S-8 (or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans) or any other form that would not be available for registration of Registrable Securities.

(b)           Determination Not to Effect Registration.  If at any time after giving such Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration the Company shall determine for any reason not to register the securities originally intended to be included in such registration, the Company may, at its election, give written notice of such determination to the Selling Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of securities originally intended to be included in such registration.

(c)           Cutbacks in Company Offering.  If the registration referred to in the first sentence of Section 16.3(a) is to be an underwritten registration on behalf of the Company, and the lead underwriter or managing underwriter advises the Company that, in such firm’s view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have an adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, the Company shall include in such registration:

(i)           first, all Equity Securities to be issued by the Company;

(ii)          second, Registrable Securities held by ArcLight Holders and Magnum Hunter Holders that are requested to be included in such registration pursuant to this Section 16.3 and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities owned by the Persons seeking such registration; and

(iii)         third, Other Securities owned by the Persons seeking such registration.

(d)           Cutbacks in Other Offerings.  If the registration referred to in the first sentence of Section 16.3(a) is to be an underwritten registration other than on behalf of the Company, and the lead underwriter or managing underwriter advises the Persons participating in such registration (with a copy to the Company) that, in such firm’s view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have an adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, the Company shall include in such registration:

(i)           first, Registrable Securities held by ArcLight Holders and Magnum Hunter Holders thereof with a contractual right to include such Registrable Securities in such registration prior to any other Person, pro rata on the basis of the relative number of such Registrable Securities owned by the Persons seeking such registration; and

(ii)          second, Registrable Securities and Other Securities (other than Company Securities) that are requested to be included in such registration pursuant to this Section 16.3 and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.

16.4        S-3 Registration.

(a)           General; Duration.  Members holding at least ten percent (10%) of the outstanding Preferred Units (including any Class A Common Units issued on conversion of Preferred Units) shall have the right once the Company is eligible to do so under the Securities Act, to request that the Company prepare and file with the Commission a Form S-3 registration statement (the “S-3 Registration Statement”) with respect to (i) at least 10 percent (10%) of the Registrable Securities then outstanding or (ii) Registrable Securities having an expected market value of at least $5,000,000.  Subject to Section 16.7(b), the Company shall have the S-3 Registration Statement declared effective by the Commission as soon as reasonably practicable.

(b)           Company Blackout Rights.  With respect to any S-3 Registration Statement filed, or to be filed, pursuant to this Section 16.4, if: (x) the Company determines that such registration would cause the Company to disclose material non-public information which disclosure (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing or effectiveness of such registration statement and (iii) would be materially adverse to the interests of the Company and its stockholders or would materially interfere, impede or delay any pending or proposed material financing, acquisition, corporate reorganization, merger or other transaction or arrangement involving the Company and any of the Company Subsidiaries or (y) in the opinion of the Board of the Company, it is in the best interests of the Company to defer the filing or effectiveness of such S-3 Registration Statement at such time or to suspend sales thereunder, then the Company shall have the right to defer such filing or effectiveness or to suspend sales thereunder, provided that such deferral, together with any other deferral or suspension of its obligations under Section 16.4, shall not be effected for a period of more than one hundred fifty (150) days, in the aggregate, for all such deferrals or suspensions over any twelve-month period unless the Holders holding at least eighty-five percent (85%) of the Registrable Securities then outstanding approve such additional deferral or suspension.  The Company shall notify the Selling Holders of the expiration of any period during which it exercised its rights under this Section 16.4(b).  The Company agrees that, in the event it exercises its rights under this Section 16.4(b), it shall, following expiration of the applicable deferral or suspension period, file or update and use its commercially reasonable efforts to cause the effectiveness of, as applicable, the applicable deferred S-3 Registration Statement.  The ArcLight Holders shall be limited to a total of three (3) Demands for an S-3 Registration Statement (with no more than one (1) Demand in any six (6) month period) under this Section 16.4; provided, however, that a Demand for an S-3

Registration Statement shall not be counted for such purposes if it does not result in the Company filing an S-3 Registration Statement and such registration statement being declared effective by the Commission.

16.5        Selection of Underwriters.  In the event that any offering under a registration pursuant to Section 16.4 shall involve, in whole or in part, an underwritten offering, the Board (with the consent of an ArcLight Director) shall have the right to designate the underwriter or underwriters; provided that if the ArcLight Holders hold the majority of the Registrable Securities, then the ArcLight Holders shall have the right to designate the underwriter or underwriters for such offering (so long as such underwriters are reasonably satisfactory to the Company).

16.6        Withdrawal Rights; Expenses.

(a)           A Holder may withdraw all or any part of its Registrable Securities from any registration by giving written notice to the Company of its request to withdraw at any time.  The Company shall not be entitled to reimbursement for any out-of-pocket fees, costs or expenses incurred by the Company (including reasonable and documented fees and expenses of counsel to the Company, printing costs and any marketing or roadshow costs incurred by the Company or its management) in connection with the registration of the Registrable Securities so withdrawn; provided, however, such Holder shall be deemed to have used a Demand under Section 16.2 or Section 16.4, as applicable.  In the case of a withdrawal prior to the effective date of a registration statement, any Registrable Securities so withdrawn shall be reallocated among the remaining participants in accordance with the applicable provisions of this Agreement.

(b)           The Company shall pay all Registration Expenses with respect to a particular offering (or proposed offering).  Except as provided herein each Selling Holder and the Company shall be responsible for its own fees and expenses of counsel and financial advisors and their internal administrative and similar costs, as well as their respective pro rata shares of underwriters’ commissions and discounts, which shall not constitute Registration Expenses.

16.7        Registration and Qualification.  If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Article 16, the Company shall, as soon as practicable:

(a)           Registration Statement.  Prepare and file a registration statement under the Securities Act relating to the Registrable Securities to be offered and use commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable thereafter, subject in all cases to Section 16.4(b); furnish to the lead underwriter or underwriters, if any, and to the Selling Holders who have requested that Registrable Securities be covered by such registration statement, prior to the filing thereof with the Commission, a copy of the registration statement, and each amendment thereof, and a copy of any prospectus, and each amendment or supplement thereto (excluding amendments caused by the filing of a report under the Exchange Act), and shall consider such comments as such Persons may reasonably and timely propose;

(b)           Amendments; Supplements.  Subject in all cases to Section 16.4(b), prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to reasonably keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement or such shorter period of time that the Company is required to keep such registration statement effective; provided that such required period shall be extended for such number of days (x) during any period from and including the date any written notice contemplated by paragraph (d) below is given by the Company until the date on which the Company delivers to the Selling Holders the supplement or amendment contemplated by paragraph (d) below or written notice that the use of the prospectus may be resumed, as the case may be, and (y) during which the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court or by actions taken by the Company pursuant to Section 16.4(b); provided further, that the Company will have no obligation to a Selling Holder participating on a “piggyback” basis in a registration statement that has become effective to keep such registration statement effective for a period beyond one hundred twenty (120) days from the effective date of such registration statement;

(c)           Delivery of Certain Documents.  (i)  Furnish to any underwriter of such Registrable Securities an opinion of counsel for the Company, addressed to any underwriter of such Registrable Securities and dated the date of the closing under the underwriting agreement (if any) covering in customary form and scope the matters customarily covered in opinions addressed to underwriters in public offerings; (ii) furnish to any underwriter of such Registrable Securities a “comfort” and “bring-down” letter addressed to any underwriter of such Registrable Securities and signed by the independent public accountants who have audited the financial statements of the Company included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities; and (iii) cause such authorized officers of the Company to execute customary certificates as may be requested by any underwriter of such Registrable Securities;

(d)           Notification of Certain Events; Corrections.  Promptly notify the Selling Holders covered by such registration statement and any underwriter of such Registrable Securities (i) of the occurrence of any event as a result of which the registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering; and (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act and, in any such case as promptly as reasonably practicable thereafter, prepare and file with the Commission an amendment or supplement to such registration statement or prospectus which will correct such statement or omission or effect such compliance;

(e)           Notice of Effectiveness.  Notify the Selling Holders and the lead underwriter or underwriters, if any, as promptly as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto has been filed or becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed; (ii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threat of any proceedings for such purposes; and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(f)            Other Filings.  Use its commercially reasonable efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other United States federal or state governmental agencies or authorities as shall be reasonably requested by the Selling Holders to consummate the disposition of such Registrable Securities; provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified, subject itself to general taxation or consent to general service of process in any such jurisdiction;

(g)           Listing.  Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to such registration to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed;

(h)           Transfer Agent; Registrar; CUSIP Number.  Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement;

(i)            Underwriting. In the event of an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the lead underwriter or managing underwriter of such offering.  Each Selling Holder participating in such underwriting shall also enter into and perform its obligations under such agreement, subject to compliance with Section 16.8 herein.

16.8        Indemnification and Contribution.

(a)           Indemnification by the Company.  In the case of each offering of Registrable Securities made pursuant to this Article 16, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each Selling Holder and the partners, members, officers, directors, and stockholders of each such Selling Holder; and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any and all losses, liabilities, expenses, costs (including reasonable and documented fees of one counsel for all such indemnified Persons), claims and damages, joint or several, to which it may become subject, under the Securities Act, federal law, state law or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, expenses, costs, claims and damages arise out of or are based upon any untrue statement or alleged untrue statement by the Company of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) relating to the offering and sale of such Registrable Securities prepared by the Company, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, or any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; provided, however, that the Company shall not be liable to any Selling Holder in any such case (x) for amounts paid in settlement of any litigation by any Selling Holder if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, or (y) to the extent that any such loss, liability, cost, claim or damage arises out of or relates to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Selling Holder furnished to the Company by or on behalf of such Selling Holder expressly for inclusion in the registration statement (or in any preliminary, final or summary prospectus included therein), or any amendment thereof or supplement thereto.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Selling Holder and shall survive the transfer of such securities.

(b)           Indemnification by Selling Holders.  In the case of each offering made pursuant to this Agreement, each Selling Holder, by exercising its registration rights hereunder, agrees to indemnify and hold harmless, to the extent permitted by law, the Company, each other Selling Holder, and each Person, if any, who controls (within the meaning set forth in the Securities Act) any of the foregoing, and the officers, directors, and employees of each of the foregoing, against any and all losses, liabilities, expenses, costs (including reasonable fees of one counsel for such Person), claims and damages to which they or any of them may become subject, under the Securities Act, federal law, state law or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, expenses, costs, claims and damages arise out of or are based upon any untrue statement of a material fact made by such Selling Holder contained in the registration statement (or in any preliminary, final or summary prospectus included therein) relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or any omission by such Selling Holder of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, information relating to such Selling Holder furnished to the Company by or on behalf of such Selling Holder expressly for inclusion in such registration statement (or in any preliminary, final or summary prospectus included therein), or any amendment thereof or supplement thereto; provided, however, that the foregoing indemnity shall not apply to any amounts paid in settlement of any litigation if such settlement is effected without the consent of the Selling Holder, which consent shall not be unreasonably withheld, delayed or conditioned.  The liability of any Selling Holder hereunder shall be several and not joint and in no event shall the liability of any Selling Holder hereunder be greater in amount than the Dollar amount of the gross proceeds received by such Selling Holder under the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)           Indemnification Procedures.  Each party entitled to indemnification under this Section 16.8 shall give notice to the party required to provide indemnification promptly after such Indemnified Party has actual knowledge that a claim is to be made against the Indemnified Party as to which indemnity may be sought, and shall permit the indemnifying party to assume the defense of such claim or litigation resulting therefrom and any related settlement and settlement negotiations, subject to the limitations on settlement set forth below; provided that counsel for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be reasonably acceptable to the Indemnified Party (whose approval shall not be unreasonably withheld, delayed or conditioned), and the Indemnified Party may participate in such defense at its own expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 16.8, except to the extent the indemnifying party is actually prejudiced by such failure to give notice.  Notwithstanding the foregoing, an Indemnified Party shall have the right to retain one (1) separate counsel (plus local counsel), with the reasonable fees and expenses of such counsel being paid by the indemnifying party, if representation of such Indemnified Party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel or if the indemnifying party has failed to assume the defense of such action.  No Indemnified Party shall enter into any settlement of any litigation commenced or threatened with respect to which indemnification is or may be sought without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld, delayed or conditioned).  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, reasonably satisfactory to the Indemnified Party, from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)           Obligations Not Exclusive.  The obligations of the parties under this Section 16.8 shall be in addition to any liability which any party may otherwise have to any other Person.

(e)           Survival.  For the avoidance of doubt, the provisions of this Section 16.8 shall survive any termination of this Agreement.

16.9        Cooperation; Information by Selling Holder.

(a)           It shall be a condition of each Selling Holder’s rights under this Article 16 that such Selling Holder cooperate with the Company by entering into any undertakings and taking such other action relating to the conduct of the proposed offering which the Company or the underwriters may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of the FINRA or which are otherwise customary and the Company or the underwriters may reasonably request to effectuate the offering.

(b)           Each Selling Holder shall furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article 16.  The Company shall have the right to exclude from the registration any Selling Holder that does not comply with this Section 16.9.

(c)           At such time as an underwriting agreement with respect to a particular underwriting is entered into, the terms of any such underwriting agreement shall govern with respect to the matters set forth therein to the extent inconsistent with this Article 16; provided, however, that the indemnification provisions of such underwriting agreement as they relate to the Selling Holders are customary for registrations of the type then proposed and provide for indemnification by such Selling Holders only with respect to written information furnished by such Selling Holders.

16.10      Rule 144 and Rule 145.  Following a Public Offering, the Company shall use its commercially reasonable efforts to ensure that the conditions to the availability of Rule 144 and Rule 145 set forth in paragraph (c) of Rule 144 shall be satisfied.  The Company agrees to use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements.  Upon the request of an ArcLight Holder, for so long as such information is a necessary element of such Person’s ability to avail itself of Rule 144 or Rule 145, the Company will deliver to such Person (i) a written statement as to whether it has complied with such requirements, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed as such Person may reasonably request in availing itself of any rule or regulation of the Commission allowing such Person to sell any such securities without registration and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission that permits the selling of any securities without registration.

16.11      Lock-Up Agreement.  Each of the Company, each Member (whether or not such Member’s Registrable Securities are covered by a registration statement filed pursuant to Section 16.2 hereof) and each Holder that beneficially owns at least five percent (5%) of the Company’s common stock or equity on a fully diluted basis agrees, if requested by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Registrable Securities, including a sale pursuant to Rule 144 (except as part of such underwritten offering), for a customary period (which period shall be the same for all Persons and shall not exceed ninety (90) days), as reasonably determined by the lead or managing underwriter or underwriters in consultation with the ArcLight Holders, after the closing date of the underwritten offering made pursuant to such registration statement.  Notwithstanding the foregoing, the restrictions set forth in this Section 16.11 shall be applicable to each of the Company, each Member and each Holder only if all officers and directors are subject to the same restrictions.

16.12      Suspension of Sales.  Each Selling Holder participating in a registration agrees that, upon receipt of notice from the Company pursuant to Section 16.4(b) or 16.7(d), as applicable, such Selling Holder will discontinue disposition of its Registrable Securities pursuant to such registration statement until receipt of the copies of the supplemented or amended prospectus contemplated by Section 16.4(b) or 16.7(d), as applicable, or until advised in writing by the Company that the use of the prospectus may be resumed, as the case may be, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities which are current at the time of the receipt of the notice of the event described in Section 16.4(b) or 16.7(d), as applicable.

16.13      Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of eighty-five percent (85%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.

16.14      Application Regardless of Entity Form.  Notwithstanding anything in the foregoing to the contrary, this Article 16 will be deemed to provide equivalent rights to the applicable Members if the Company undergoes a conversion, merger, consolidation or similar transaction resulting in a change of organizational form or identity.

16.15      Termination of Registration Rights.  The registration rights under Sections 16.2 and 16.4 shall terminate in all respects with respect to an ArcLight Holder at such time as such ArcLight Holder can sell the applicable Equity Securities under Rule 144 under the Securities Act (taking into account the volume limitations of Rule 144(e)), provided that if at such time the ArcLight Holders have not made at least one Demand pursuant to Section 16.2, the ArcLight Holders shall retain one Demand right pursuant to Section 16.2.

ARTICLE 17.

MISCELLANEOUS

17.1         SPVs Generally.  Each Person that is an entity that does not hold any substantial assets other than Units or other equity interests in the Company (each, an “SPV”) agrees that no shares of common stock or other equity interests of such SPV may be Transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Units.

17.2         Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be necessary or desirable, to effectuate the terms of this Agreement.

17.3         Notices.

(a)           All notices, demands, elections, requests, claims or other communications that the Company or any Member may desire or be required to give hereunder to any Member shall be in writing and shall be given by hand, by certified mail, return receipt requested, by a recognized overnight courier service (delivery of which has been confirmed), or by e-mail (receipt of which has been confirmed) to such Member’s address set forth in Schedule A, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members and the Company with copies (which shall not constitute notice hereunder) to such other address as may be set forth opposite any Member’s name on Schedule A hereto.

(b)           All notices, demands, elections, requests, claims or other communications that any Member may desire or be required to give hereunder to the Company shall be in writing and shall be given by hand, by certified mail (return receipt of which has been received), by a recognized overnight courier service (delivery of which has been confirmed), or by e-mail (receipt of which has been confirmed) to the addresses set forth below, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members to the addresses set forth in Schedule A:

c/o Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Facsimile No.: 832. 203.4551

Email:  rormand@magnumhunterresources.com

Attention:              Ron Ormand

Copies of any of the same shall also be delivered to the following (which shall not constitute notice hereunder):

Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Facsimile No.:        214.855.8200
Email:      dmorrison@fulbright.com
Attention:              Dave Morrison

(c)           All notices given pursuant to this Section 17.3 shall be deemed to have been given (i) if delivered by hand or email on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by certified mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

17.4         Counterparts.  This Agreement may be executed in more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.5         Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any court of the State of Delaware or of the United States located in Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Each party agrees (i) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or otherwise, and (ii) it will not bring any action relating to this Agreement in any court other than such court.

17.6         Specific Performance.  Due to the fact that the securities of the Company cannot be readily purchased or sold in the open market and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto one or more of the other parties (including any Member), in addition to all other remedies, may seek or cause the Company (without the consent or approval of the Board) to seek (without any bond or other security being required) a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

17.7         Governing Law.  This Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

17.8         WAIVER OF TRIAL BY JURY.  EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17.9         Partition.  The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.

17.10       Invalidity.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

17.11       Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, legal assigns and assigns permitted hereunder and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

17.12       Entire Agreement.  This Agreement, the Unit Purchase Agreement, the Services Agreement and the ROFR Letter, together with all Exhibits and Schedules attached hereto and thereto (which are incorporated herein by this reference), supersede all prior agreements among the parties hereto with respect to the subject matter hereof and contain the entire Agreement among the parties with respect to such subject matter.

17.13       Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

17.14       Confidentiality.

(a)           (x)  Neither the Company nor any of its Affiliates will disclose or permit the disclosure of any terms of this Agreement that relate to the ArcLight Member’s purchase of Preferred Units under the Unit Purchase Agreement or of any other information that specifically refers to the ArcLight Member or any of its Affiliates or any other confidential, non-public proprietary information relating to the ArcLight Member; and (y) the ArcLight Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or the business of the Company, provided that in clauses (x) and (y) such disclosure may be made (i) to any Person who is an Affiliate, member, partner, officer, manager, investor or potential investor or employee of the Company or of the ArcLight Member or counsel or consultant to or accountants of the Company or the ArcLight Member, each such Affiliate, or any rating agency engaged by such Member or the Company, or any lender providing financing to the Company solely for their use and on a need to know basis, provided that such Persons are subject to appropriate confidentiality obligations; (ii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or pursuant a formal request issued under the rules and regulations of any governmental body or agency, or as otherwise required by law, regulation or the rules of any applicable stock exchange; (iii) to representatives of any bank regulator or similar regulatory authority in connection with their examination of the records of the Company or the ArcLight Member or any Affiliate thereof; (iv) to any other Person that is a proposed Transferee of Units (a “Proposed Transferee”), provided that such Proposed Transferee is subject to appropriate confidentiality obligations; or (v) to the extent already public through no fault of the Company or the ArcLight Member.

(b)           Neither the Company nor any of its Affiliates shall issue any press release or other public communication that includes specific references to the ArcLight Member or any of its

Affiliates or that discloses the terms of ArcLight’s purchase of the Preferred Units under the Unit Purchase Agreement without prior written notice to the Company and the consent of the ArcLight Member.  The Company agrees to provide prior written notice to the ArcLight Member of any press release or other public communication regarding the Company and to furnish the ArcLight Member with a copy of any press release or other public communication prior to such press release or public communication being issued.  No Member nor any of its respective Affiliates shall issue any press release or other public communication about the formation, existence or activities of the Company without the prior written notice to the Company and the consent of Magnum Hunter Member, except as may be required by applicable law or regulation as determined in the good faith judgment of the party required to make such press release or other public announcement.

17.15       No Third Party Beneficiaries.  Except as set forth in Article 15, this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.  Without limiting the generality of the foregoing, no creditor of the Company or of any Member shall have any right whatsoever to require any Member to contribute capital, perform services for or on behalf of, or make a financial accommodation for or on behalf of the Company.

17.16       Exculpation.  The parties agree that the individuals executing this Agreement on behalf of the Members have done so in their respective authorized capacities and not individually, and none of the former, current or future direct or indirect members, partners, trustees, officers, managers, managing members or the like or equity holders or other equity holders of any Member (each such Person, a “Related Person”), or any Related Person of any of such undersigned’s Related Persons, shall be bound or have any personal liability hereunder or any documents or instruments delivered in connection herewith, except as expressly agreed to in writing.

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President & CFO

RIDGELINE MIDSTREAM HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President